SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Schnitzer Steel Industries, Inc.

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SCHNITZER STEEL INDUSTRIES, INC.

December 14, 2011

Dear Shareholder:

You are invited to attend the Annual Meeting of Shareholders of your Company, which will be held on Wednesday January 25, 2012 at 8 A.M., Pacific time, at the Multnomah Athletic Club, 1849 SW Salmon Street, Portland, Oregon 97205.

The formal notice of the meeting appears on the following page and describes the matters to be acted upon. Time will be provided during the meeting for discussion, and you will have an opportunity to ask questions about your Company. Only shareholders of record at the close of business on November 29, 2011 are entitled to receive notice of and to vote at the Annual Meeting or any adjournment of the meeting.

Again this year, we will utilize the Securities and Exchange Commission rules allowing issuers to furnish proxy materials over the Internet. We are mailing a printed copy of this proxy statement and a proxy card to certain of our shareholders of record entitled to vote at the Annual Meeting on or about December 14, 2011. All other shareholders will receive a Notice Regarding the Availability of Proxy Materials (the “Notice”), which are being mailed on or about December 14, 2011. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice. Please read the proxy statement for more information on this alternative, which we believe allows us to provide shareholders with the information they need while lowering the costs and reducing the environmental impact of delivering printed copies of the proxy statement.

Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted. Instructions have been provided for each of the alternative voting methods in the accompanying proxy statement. Please be sure to vote as soon as possible.

Sincerely,

Tamara L. Lundgren

President and Chief Executive Officer

SCHNITZER STEEL INDUSTRIES, INC.

3200 NW Yeon Ave., Portland, OR 97210

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JANUARY 25, 2012

The Annual Meeting of Shareholders of Schnitzer Steel Industries, Inc. (the “Company”) will be held at the Multnomah Athletic Club, 1849 SW Salmon Street, Portland, Oregon 97205, on Wednesday, January 25, 2012 at 8 A.M., Pacific time, for the following purposes:

(1)	To elect three directors to serve until the 2015 Annual Meeting of Shareholders, and until their successors have been elected and qualified, as listed in the accompanying proxy statement;

(2)	To vote on an advisory resolution on executive compensation;

(3)	To vote in an advisory vote on the frequency of future advisory votes on executive compensation; and

(4)	To transact such other business (which does not include nominations of directors) as may properly be brought before the meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on November 29, 2011 are entitled to receive notice of and to vote at the Annual Meeting or any adjournments thereof. For shares held through a broker or nominee, you may vote by submitting voting instructions to your broker or nominee.

Please submit a proxy through the Internet, by voting by phone or, if this proxy statement was mailed to you, by completing, signing and dating the enclosed proxy card and returning it promptly in the enclosed reply envelope. If you are able to attend the meeting, you may, if you wish, revoke the proxy and vote personally on all matters brought before the meeting.

By Order of the Board of Directors,

Richard C. Josephson

Secretary

Portland, Oregon

December 14, 2011

SCHNITZER STEEL INDUSTRIES, INC.

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Schnitzer Steel Industries, Inc., an Oregon corporation (the “Company”), to be voted at the Annual Meeting of Shareholders to be held at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting (the “Annual Meeting”). We are mailing a printed copy of this proxy statement and a proxy card to certain of our shareholders of record entitled to vote at the Annual Meeting on or about December 14, 2011. All other shareholders will receive a Notice Regarding the Availability of Proxy Materials (the “Notice”), which are being mailed on or about December 14, 2011. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, not including a proxy card, you should follow the instructions for requesting such materials included in the Notice.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I being provided with these materials?

We are providing you with this proxy statement because the Board is soliciting your proxy to vote at the Annual Meeting of Shareholders to be held on January 25, 2012 or any adjustments thereof. You are invited to attend the Annual Meeting, and we request that you vote on the proposals described in this proxy statement. You do not need to attend the meeting to vote your shares. If you have received a printed copy of these materials by mail, you may simply complete, sign and return your proxy card or follow the instructions below to vote your shares by proxy over the telephone or through the Internet. If you did not receive a printed copy of these materials by mail and are accessing them on the Internet, you may simply follow the instructions below to vote your shares by proxy through the Internet. For shares held through a broker or nominee, you may vote by submitting voting instructions to your broker or nominee.

What if I received a Notice Regarding the Availability of Proxy Materials?

In accordance with rules and regulations adopted by the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each shareholder of record we may furnish proxy materials to our shareholders over the Internet. If you received a Notice by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice will also instruct you as to how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials you should follow the instructions for requesting such materials included in the Notice.

What am I voting on?

The only matters scheduled for a vote are the election of the three nominated directors listed herein and the advisory votes on executive compensation and the frequency of future advisory votes on executive compensation described in this proxy statement.

How does the Board recommend that I vote my shares?

The Board recommends that you vote FOR each of the nominees to the Board, FOR the advisory vote on executive compensation, and for an ANNUAL advisory vote on executive compensation.

Who can vote at the Annual Meeting?

Shareholders at the close of business on November 29, 2011 (the “Record Date”) will be entitled to vote at the Annual Meeting. Holders of Class A common stock and Class B common stock will vote together as a single class on all matters at the Annual Meeting. Each share of common stock (whether Class A or Class B) is entitled to one vote with respect to each matter to be voted on at the Annual Meeting. You have one vote for each share of common stock held by you as of the Record Date, including shares:

•	Registered directly in your name with our transfer agent (also referred to as a “shareholder of record”);

•

Held for you in an account with a broker, bank, or other nominee (shares held in “street name”) — street name holders generally cannot vote their shares directly and instead must instruct the broker, bank or nominee how to vote their share.

What if my shares are not registered directly in my name but are held in street name?

If at the close of business on November 29, 2011 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice or other proxy materials, as applicable, are being forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares in your account. If that organization is not given specific direction by you, your shares held in the name of that organization may not be voted and will not be considered as present and entitled to vote with respect to the election of directors.

If I am a shareholder of record, how do I cast my vote?

If you are a shareholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive. If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy. Specifically, you may vote:

By Internet — If you have Internet access, you may submit your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the 12-digit number included on your Notice or your proxy card in order to vote by Internet.

By Telephone — If you have access to a touch-tone telephone, you may submit your proxy by dialing (800) 560-1965 and by following the recorded instructions. You will need the 12-digit number included on your Notice or your proxy card in order to vote by telephone.

By Mail — You may vote by mail by requesting a proxy card from us, indicating your vote by completing, signing and dating the card where indicated and by mailing or otherwise returning the card in the envelope that will be provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

If I am a beneficial owner of Company shares, how do I cast my vote?

If you are a beneficial owner of shares held in street name and you would like to vote in person at the Annual Meeting, you must obtain a valid proxy from the record owner. To request the requisite proxy form, follow the instructions provided by your broker or contact your broker.

If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy. If you received a printed copy of these proxy materials by mail, you should have also received a proxy card and voting instructions with these proxy materials from the organization that is the record owner of your shares rather than from us. To vote by proxy, you may complete and mail that proxy card or may vote by telephone or over the Internet as instructed by that organization in the proxy card. If you received a Notice by mail, you should have received the Notice from the organization that is the record owner of your shares rather than from us. To vote by proxy, you should follow the instructions included in the Notice to view the proxy statement and transmit your voting instructions.

Internet and telephone voting facilities will close at 12:00 pm (Central time) on January 24, 2012 for the voting of shares.

What if I return a proxy card but do not make specific choices?

If you are a shareholder of record and return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” election of all three nominees for director, “For” the advisory resolution on executive compensation, and for “1 Year” on the advisory vote on the frequency of future votes on executive compensation. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

If you are a beneficial owner of shares held in street name and return a signed and dated proxy card without marking any voting selections, your shares may not be voted and will not be considered as present and entitled to vote with respect to the election of the three nominees for director or the two advisory votes related to executive compensation. If any matter which is considered routine is properly presented at the meeting, your proxy (one of the individuals named on the proxy card) will vote your shares using his or her best judgment. Please note that brokers may no longer vote your shares with respect to the election of nominees for director in the absence of your specific instructions as to how to vote. Please return your proxy card so that your vote can be counted.

What constitutes a quorum?

Holders of Class A common stock and Class B common stock will vote together as a single class on all matters voted on at the Annual Meeting, and each share is entitled to one vote. A majority of the total outstanding shares of Class A and Class B common stock must be present or represented by proxy to constitute a quorum at the Annual Meeting. Shares voted by proxy on any matter, including as an abstention, are counted as present at the meeting for purposes of determining a quorum. Shares represented by “broker non-votes” (as defined below) with respect to all matters voted on at the meeting are not considered present at the meeting and therefore are not counted for purposes of determining a quorum.

How many votes are required to approve each proposal?

The election of directors will be determined by a plurality of the votes cast by the shares entitled to vote in the election at the meeting, assuming a quorum is present. A plurality vote requirement means that the three director nominees with the greatest number of votes cast, even if less than a majority, will be elected. There is no cumulative voting.

The advisory vote on executive compensation (Proposal 2) will be approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal. The advisory vote on the frequency of future shareholder votes on executive compensation (Proposal 3) will be determined by which of the options (i.e., every one, two or three years) receives a plurality of the votes cast. While the vote on executive compensation (Proposal 2) and the vote on the frequency of future shareholder votes on executive compensation (Proposal 3) are advisory in nature and non-binding, the Board will review the voting results and expects to take them into consideration when making future decisions regarding executive compensation.

How are votes counted?

With respect to the election of directors, you may vote “FOR” or “WITHHOLD” with respect to each nominee. Votes that are withheld will be excluded entirely from the vote with respect to the nominee from which they are withheld. Votes that are withheld will not have any effect on the outcome of the election of directors.

You may vote “FOR”, “AGAINST” or “ABSTAIN” with respect to the advisory vote on executive compensation (Proposal No. 2). With respect to the advisory vote on the frequency of future shareholder votes on executive compensation (Proposal No. 3), you may vote every “ONE YEAR,” “TWO YEARS”, “THREE YEARS” or “ABSTAIN.” For Proposal Nos. 2 and 3, abstentions will not have any effect on the outcome of the votes.

What is a “broker non-vote” and how does it affect voting on each item?

A broker non-vote occurs when shares held by a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the shareholder who beneficially owns the shares and (2) the broker lacks discretionary authority to vote the shares. Each of the proposals contained in this proxy statement is considered a non-discretionary matter and brokers therefore lack discretionary authority to vote shares on any matter at this meeting. Broker non-votes, like other shares that are not voted at the meeting, have no effect on the outcome of the vote on any matter.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of the following four ways:

•	You may submit another properly completed proxy card with a later date that is received no later than January 24, 2012.

•

You may vote again on the Internet or by telephone before the closing of those voting facilities at 12:00 pm (Central time) on January 24, 2012 (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted).

•

You may send a written notice that you are revoking your proxy to the Company’s Secretary at Schnitzer Steel Industries, Inc., P.O. Box 10047, Portland, Oregon 97296-0047, Attention: Richard C. Josephson, Secretary, or hand-deliver it to the Secretary at or before the taking of the vote at the Annual Meeting.

•	You may attend the Annual Meeting, revoke your proxy and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

•

Remember that if you are a beneficial owner of Company shares holding shares in a street name, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your proxy in person at the Annual Meeting if you obtain a valid proxy from the organization that is the record owner of your shares (such as your broker).

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

The record date for determining shareholders entitled to receive notice of and to vote at the Annual Meeting was November 29, 2011. At the close of business on November 29, 2011, a total of 27,261,648 shares of our common stock, par value $1.00 per share, were outstanding and entitled to vote at the Annual Meeting. The outstanding common stock consisted of 24,395,353 shares of Class A common stock (Class A) and 2,866,295 shares of Class B common stock (Class B). Each share of common stock (whether Class A or Class B) is entitled to one vote with respect to each matter to be voted on at the Annual Meeting.

The following table sets forth certain information regarding the beneficial ownership of our common stock as of August 31, 2011 (unless otherwise noted in the footnotes to the table) by (i) persons known to us to be the beneficial owner of more than 5% of our common stock, (ii) each of our current directors, (iii) each of our executive officers listed in the Summary Compensation Table (each a “named executive officer” and collectively the “named executive officers”), and (iv) all of our current directors and executive officers as a group. Unless otherwise noted in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all outstanding shares of common stock shown as beneficially owned by them. Except as noted below, the address of each shareholder in the table is Schnitzer Steel Industries, Inc., P.O. Box 10047, Portland, Oregon 97296-0047. Class B shares previously were entitled to ten votes per share on matters voted on by shareholders, but in January 2010 the Class B shares ceased to represent 20% or more of the total outstanding Class A and Class B shares and, therefore, in accordance with our Articles of Incorporation ceased to have ten votes per share. In March, 2011 the Schnitzer Steel Industries, Inc. Voting Trust (the “Schnitzer Trust”), to which over 80% of the outstanding shares of Class B common stock were subject, terminated, and the Schnitzer Trust is no longer a shareholder. Each Class B share is convertible into one Class A share, and there are no meaningful distinctions between the rights of holders of Class A shares and Class B shares. Accordingly, the following table reports beneficial ownership of common stock in the aggregate and does not distinguish between Class A shares and Class B shares.

Name of Beneficial Owner or Number of Persons in Group	Common Stock Beneficially Owned
	Number		Percent
Royce & Associates LLC	3,743,348	(1)	13.7%
T. Rowe Price Associates, Inc.	2,014,745	(2)	7.4%
Advisory Research, Inc.	1,457,027	(3)	5.3%
David J. Anderson	—	(4)
Robert S. Ball	24,000	(5)	*
John D. Carter	259,761	(6)	*
William A. Furman	98,679	(7)	*
Wayland R. Hicks	3,600	(4)	*
Judith A. Johansen	—	(8)
William D. Larsson	—	(8)
Scott Lewis	89,624	(7)(16)	*
Kenneth M. Novack	313,058	(9)	1.1%
Jean S. Reynolds	147,868	(10)	*
Tamara L. Lundgren	98,017	(11)	*
Richard D. Peach	4,352		*
Donald W. Hamaker	29,106	(12)	*
Richard C. Josephson	26,781	(13)	*
Thomas D. Klauer, Jr.	17,806	(14)	*
All current directors and executive officers as a group (19 persons)	1,184,067	(15)	4.3%

*	Less than 1%

(1)	Beneficial ownership as of September 30, 2011 as reported by Royce & Associates, LLC, 745 Fifth Avenue, New York, NY 10151, as reported by the shareholder to the Company.

(2)	Beneficial ownership as of September 30, 2011 as reported by T. Rowe Price Associates, Inc., 100 East Pratt Street, Baltimore, MD 21202 in a Form 13F filed by the shareholder.

(3)	Beneficial ownership as of September 30, 2011 as reported by Advisory Research, Inc., 180 North Stetson, Suite 5500, Chicago, IL 60601 in a Form 13F filed by the shareholder.

(4)	Excludes 6,728 shares covered by deferred stock units (“DSUs”) or credited to an account under the Deferred Compensation Plan for Non-Employee Directors (the “Director DCP”).

(5)	Includes 9,000 shares subject to options that became exercisable prior to October 31, 2011. Excludes 19,633 shares covered by DSUs or credited to an account under the Director DCP.

(6)	Includes 114,020 shares subject to options that became exercisable prior to October 31, 2011.

(7)	Includes 9,000 shares subject to options that became exercisable prior to October 31, 2011. Excludes 13,109 shares covered by DSUs or credited to an account under the Director DCP.

(8)	Excludes 13,109 shares covered by DSUs or credited to an account under the Director DCP.

(9)	Includes 30,250 shares subject to options that became exercisable prior to October 31, 2011. Excludes 15,197 shares covered by DSUs or credited to an account under the Director DCP.

(10)	Includes 900 shares subject to options that became exercisable prior to October 31, 2011. Excludes 13,109 shares covered by DSUs or credited to an account under the Director DCP.

(11)	Includes 25,160 shares subject to options that became exercisable prior to October 31, 2011.

(12)	Includes 2,936 shares subject to options that became exercisable prior to October 31, 2011.

(13)	Includes 10,127 shares subject to options that became exercisable prior to October 31, 2011.

(14)	Includes 8,982 shares subject to options that became exercisable prior to October 31, 2011.

(15)	Includes 240,818 shares subject to options that became exercisable prior to October 31, 2011.

(16)	Mr. Lewis’s line of credit at a bank is secured by a pledge of the assets held in his securities account maintained by the bank, which includes 44,000 shares of our Class A common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who beneficially own more than 10% of our outstanding common stock to file with the Securities and Exchange Commission reports of changes in ownership of our common stock held by such persons. Executive officers, directors and greater than 10% shareholders are also required to furnish us copies of all forms they file under this regulation. To our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, during fiscal 2011 all of our executive officers, directors and 10% shareholders complied with all applicable Section 16(a) filing requirements, except that the following individuals, all of whom are members of the Schnitzer family, filed the indicated number of late reports and total number of late transactions: Marilyn Easly — one late report of one late market sale transaction executed at 41 different prices; Matthew Goodman — one late report; Stephen Goodman — one late report; Whitney Goodman — one late report; Carol Lewis — one late report of one late market sale transaction executed at 23 different prices; Scott Lewis — one late report with one late transaction; Gayle Romain — one late report of one late market sale transaction executed at 24 different prices; and Gregory Schnitzer — one late report with one late transaction.

CERTAIN TRANSACTIONS

Thomas D. Klauer, Jr., President of our Auto Parts Business, is the sole shareholder of a corporation that is the 25% minority partner in a partnership in which we are the 75% partner and which operates four self-service stores in Northern California. Mr. Klauer’s 25% share of the profits of this partnership totaled $2,190,701 in fiscal 2011. We and a company owned by Mr. Klauer jointly own the real property at one of these stores, which is leased to the partnership. In fiscal 2011, Mr. Klauer’s share of the rent paid by the partnership was $249,457. The term of this lease expires in December 2015, and the partnership has the option to renew the lease, upon its expiration, for multiple five-year periods. Rent under the lease is adjusted annually based on the Consumer Price Index. Also in fiscal 2009, Mr. Klauer, through a company of which he is the sole shareholder, acquired ownership of a contiguous parcel of real property, a portion of which is leased to the partnership. The term of this lease expires in December 2015, and the partnership has the option to renew the lease, upon its expiration, for multiple five-year periods. Rent under the lease is adjusted annually based on the Consumer Price Index. The rent paid by the partnership to Mr. Klauer’s company in fiscal 2011 for this parcel was $234,910. In addition, in July 2011, we leased a parcel of land in San Jose, California from a company of which Mr. Klauer is the sole shareholder. The term of this lease expires on January 31, 2012, and the Company has the option to renew the lease for an additional six months. Rent under the lease is set at $6,500 per month. The rent paid to Mr. Klauer’s company in fiscal 2011 for this parcel was $6,500.

William Furman, a director of the Company, is the Chairman and Chief Executive Officer of The Greenbrier Companies (with its subsidiaries, “Greenbrier”). During fiscal 2011, we engaged in a series of transactions with Greenbrier in which we sold goods to Greenbrier in the amount of $301,552 and purchased goods from Greenbrier in the amount of $153,753.

Gary Schnitzer, Executive Vice President of the Company, is the brother-in-law of director Kenneth M. Novack. Gregory Schnitzer, an employee of the Company, is the son of Gary Schnitzer. In fiscal 2011, Gary Schnitzer and Gregory Schnitzer received total compensation of $587,063 and $340,722, respectively.

Members of the Schnitzer family, including directors Kenneth M. Novack, Scott Lewis and Jean S. Reynolds, executive officer Gary Schnitzer, and members of their respective immediate families, own all of the outstanding stock of Schnitzer Investment Corp. (“SIC”), which is engaged in the real estate business and was a subsidiary of the Company prior to 1989. The Company and SIC are both potentially responsible parties with respect to Portland Harbor, which has been designated as a Superfund site since December 2000. We have incurred $6 million, net of insurance reimbursements, in legal and consultant fees related to the investigation of this site, which includes our Portland scrap operations. The Company and SIC have worked together in response to Portland Harbor matters, and prior to 2009 we paid all of the legal and consultant fees for the joint defense, in part due to our environmental indemnity obligation to SIC with respect to the Portland scrap operations property. In 2009, we agreed with SIC to an equitable cost sharing arrangement with respect to defense costs under which SIC pays 50% of the legal and consultant costs, net of insurance recoveries. Amounts receivable from SIC under this agreement were $496,341 at August 31, 2011.

The Audit Committee charter requires the Audit Committee to review any transaction or proposed transaction with a related person, or in which a related person has a direct or indirect interest, and determine whether to ratify or approve the transaction, with ratification or approval to occur only if the Audit Committee determines that the transaction is fair to the Company or that approval or ratification of the transaction is in the interest of the Company. The Audit Committee has reviewed and approved or ratified each of the foregoing transactions.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

The Board of Directors currently consists of 11 members divided into three classes pursuant to our 2006 Restated Articles of Incorporation and Restated Bylaws. One class of directors is elected each year for a three-year term. The term of Class III directors expires at the 2012 annual meeting; the term of Class I directors expires at the 2013 annual meeting and the term of Class II directors expires at the 2014 annual meeting. Generally, the terms of directors continue until their respective successors are duly elected and qualified.

The Board of Directors has approved a decrease in the number of directors from 11 to 9 effective immediately prior to the 2012 annual meeting. Action will be taken at the 2012 annual meeting to elect three Class III directors to serve until the 2015 annual meeting of shareholders. Two of the four current Class III directors, Robert S. Ball and Jean S. Reynolds, have not been re-nominated for election as directors, and their terms as directors will end at the 2012 annual meeting. The nominees for election at the 2012 annual meeting are John D. Carter and Kenneth M. Novack, the other two current Class III directors, and David J. Anderson, a current Class I director who is proposed to be re-elected into Class III to make the number of directors in each class as nearly equal as possible. The Board has determined that Mr. Anderson qualifies as an independent director under our Corporate Governance Guidelines, SEC rules and NASDAQ requirements. If any nominee is unable to stand for election, the persons named in the proxy will vote the proxy for a substitute nominee in accordance with the recommendation of the Board. We are not aware of any nominee who is or will be unable to stand for reelection. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Proxies received from shareholders of record, unless directed otherwise, will be voted FOR the election of each of the three nominees. Abstentions and broker non-votes will have no effect on the results of the vote.

Set forth below is the name, age, position with the Company, present principal occupation or employment, five-year employment history and qualifications for service as a director of each of the nominees, as well as the Class I and Class II directors who are continuing to serve.

Name, Year First Became Director and Director Class	Business Experience and Qualifications	Age as of January 25, 2012
Class III Director Nominees

David J. Anderson 2009	Director of the Company since April 2009 and a member of the Nominating and Corporate Governance Committee. Mr. Anderson served as Executive Director and Co-Vice Chairman of Sauer-Danfoss Inc., a worldwide leader in the design, manufacture and sale of engineered hydraulic, electric and electronic systems and components, from July 2008 through January 2009. He was President and Chief Executive Officer of Sauer-Danfoss Inc. from July 2002 until January 2009 and a director of Sauer-Danfoss Inc. from July 2002 until July 2008. Mr. Anderson served as Executive Vice President — Strategic Business Development of Sauer-Danfoss Inc. from May 2000 until July 2002. From 1984 to May 2000, he held various senior management positions with Sauer-Danfoss Inc. and Sauer-Danfoss (US) Company. From 1970 to 1984, Mr. Anderson held various executive positions in business development, sales, marketing and applications engineering with manufacturing and distribution businesses in the fluid power industry. Mr. Anderson is a director of Modine Manufacturing Company and serves on its Audit and Corporate Governance and Nominating committees and is Board Chair of MTS Systems Corporation and serves on its Audit Committee. He has also served on the boards of the National Fluid Power Association and the National Fluid Power Association’s Technology and Education Foundation, chairing each in 2008 and 2009. In addition to his experience as a CEO, Mr. Anderson provides expertise in general manufacturing, international business, strategic planning, growth management, operational integration and operations.	64

Name, Year First Became Director and Director Class	Business Experience and Qualifications	Age as of January 25, 2012

John D. Carter 2005	Director of the Company since May 2005 and Chairman of the Board since December 2008. Mr. Carter was President and Chief Executive Officer of the Company from May 2005 to December 2008. From 2002 to May 2005, Mr. Carter was engaged in a consulting practice focused primarily on strategic planning in transportation and energy for national and international businesses, as well as owning other small business ventures. From 1982 to 2002, Mr. Carter served in a variety of senior management capacities at Bechtel Group, Inc., an engineering and construction company, including as Executive Vice President and Director, as well as President of Bechtel Enterprises, Inc., a wholly-owned subsidiary, and other operating groups. He retired from Bechtel at the end of 2002. Prior to his Bechtel tenure, Mr. Carter was a partner in a San Francisco law firm. He is a director of Northwest Natural Gas Company, FLIR Systems, Inc., and Kuni Automotive. In addition to his prior service as the Company’s Chief Executive Officer, Mr. Carter brings extensive international business experience and provides expertise in strategic planning and analysis, mergers and acquisitions, operations, human resources, executive compensation, investor and media relations, environmental affairs, government and community relations, organizational growth and integration, and change management.	65

Kenneth M. Novack 1991	Director of the Company since 1991 and Chairman from May 2005 until December 2008. Mr. Novack is the President of Schnitzer Investment Corp (SIC). Mr. Novack was Chief Executive Officer of SIC from January 2002 until January 2006, Chairman of the Board of SIC from 2004 to 2006, and President of SIC from 1991 until 2002. Mr. Novack served as Chairman of the Board of Liberty Shipping Group from 1991 until 2006 and Chairman of the Board of Lasco Shipping Co. from 2000 to 2003. He is a director of Genesis Financial Solutions, Inc. and a director and Chairman of the Board of Avinger, Inc., a developer and manufacturer of medical devices. Mr. Novack was elected as a nominee of the Schnitzer Trust. In addition to his prior service as an executive officer and former Chairman of the Board of the Company, which provided him extensive experience in the scrap metal industry, Mr. Novack provides expertise in logistics, particularly shipping, international business, commodities, mergers and acquisitions, investor and media relations, strategic planning and analysis, and change management.	66

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

Name, Year First Became Director and Director Class	Business Experience and Qualifications	Age as of January 25, 2012
Class I Directors

William A. Furman 1993	Director of the Company since September 1993 and a member of the Compensation and Nominating and Corporate Governance Committees. Since 1981, he has been President, Chief Executive Officer and a director of The Greenbrier Companies, Inc., a publicly-held company engaged in manufacturing, marketing and leasing railcars and other equipment. In addition to his experience as a CEO, Mr. Furman provides expertise in general manufacturing, international business, mergers and acquisitions, logistics, executive compensation, and government and community relations.	67

William D. Larsson 2006	Director of the Company since March 2006. Mr. Larsson is Lead Director and chairman of the Company’s Audit Committee. From 2000 until 2009, Mr. Larsson was Senior Vice President and Chief Financial Officer of Precision Castparts Corp., a leading supplier of precision cast and forged industrial products. Mr. Larsson is a director of Clearwater Paper Corporation and serves on its Audit and Nominating and Governance Committees. In addition to his experience as a CFO, Mr. Larsson provides expertise in general manufacturing, international business, mergers and acquisitions, executive compensation, strategic analysis, and growth management and organizational integration.	66

Scott Lewis 1998	Director of the Company since April 1998. Mr. Lewis is the founder and CEO of Brightworks, a leading provider of organizational sustainability consulting and green building advisory services. Mr. Lewis was elected as a nominee of the Schnitzer Trust. Mr. Lewis provides expertise in sustainability, environmental planning and affairs, strategic analysis and planning, and government and community relations.	52
Class II Directors

Wayland R. Hicks 2009	Director of the Company since April 2009 and a member of the Compensation Committee. Mr. Hicks served as Director and Vice Chairman of United Rentals, Inc., a construction equipment rental company, from 1998 until March 2009. At United Rentals, Inc., he also served as Chief Executive Officer from December 2003 until June 2007 and Chief Operating Officer from 1997 until December 2003. Mr. Hicks served as Chief Executive Officer and President of Indigo N.V., a manufacturer of commercial and industrial printers, from 1996 to 1997, and as Vice Chairman and Chief Executive Officer of Nextel Communications Corp. from 1994 to 1995. From 1967 to 1994, he held various executive positions with Xerox Corporation. Mr. Hicks is a director of Perdue Farms Incorporated. In addition to his experience as a CEO, Mr. Hicks provides expertise in operations, general manufacturing, international business, mergers and acquisitions, logistics, executive compensation, and strategic planning and analysis.	69

Name, Year First Became Director and Director Class	Business Experience and Qualifications	Age as of January 25, 2012

Judith A. Johansen 2006	Director of the Company since January 2006. Ms. Johansen is chairman of the Compensation Committee and a member of the Audit Committee. Ms. Johansen is President of Marylhurst University in Lake Oswego, OR, a position she assumed in July 2008. Ms. Johansen was previously employed by PacifiCorp, an electric utility, as Executive Vice President of Regulation and External Affairs from December 2000 to December 2001 and was President and Chief Executive Officer from December 2001 through March 2006. Ms. Johansen is a director of Cascade BanCorp, IDACORP Inc. and Idaho Power Company, Kaiser Permanente Foundation Hospitals and Health Plan and Roseburg Forest Products Group. In addition to her experience as a CEO, Ms. Johansen provides expertise in the commodities markets, procurement and logistics, human resources, executive compensation, government and community relations, strategic analysis, change management and environmental issues.	53

Tamara L. Lundgren 2008	President, Chief Executive Officer and a Director of the Company since December 2008. Ms. Lundgren joined the Company in September 2005 as Vice President and Chief Strategy Officer and became Executive Vice President, Strategy and Investments and President – Shared Services in April 2006. Ms. Lundgren had served as Executive Vice President and Chief Operating Officer of the Company from November 2006 to December 2008. Prior to joining the Company, Ms. Lundgren was a managing director in investment banking at JPMorgan Chase, which she joined in 2001. From 1996 until 2001, Ms. Lundgren was a managing director of Deutsche Bank AG in New York and London. Prior to joining Deutsche Bank, Ms. Lundgren was a partner at the law firm of Hogan & Hartson, LLP in Washington, D.C. Ms. Lundgren previously served as a director of Netbank, Inc. and FLIR Systems, Inc.	54

Scott Lewis and Kenneth M. Novack are members of the Schnitzer family and were nominees of the Schnitzer Trust when last elected as directors. Mr. Lewis is the son of a first cousin of Mr. Novack’s wife. Gary A. Schnitzer, Executive Vice President of the Company, is a brother-in-law of Mr. Novack.

Corporate Governance

Our Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee (the “N&CG Committee”), each of which has a written charter adopted by the Board of Directors, copies of which are posted on our website at www.schnitzersteel.com. The Board of Directors has also adopted Corporate Governance Guidelines which are posted on our website.

Director Independence.    The Board of Directors has determined that David J. Anderson, Robert S. Ball, William A. Furman, Wayland R. Hicks, Judith A. Johansen and William D. Larsson are “independent directors” as defined by our Corporate Governance Guidelines and NASDAQ listing requirements. Accordingly, a majority of the directors have been determined to be independent directors. The independent directors hold regularly scheduled meetings at which only independent directors are present.

The independent directors serve on the following committees:

— = Member C = Chair

Board Committees
Director	Audit	Compensation	Nominating & Corporate Governance
David J. Anderson			—
Robert S. Ball	—		C
William A. Furman		—	—
Wayland R. Hicks		—
Judith A. Johansen	—	C
William D. Larsson	C

During fiscal 2011, the Board of Directors held five meetings, the Audit Committee held ten meetings, the Compensation Committee held six meetings, and the N&CG Committee held five meetings. Each director attended at least 75% of the aggregate number of meetings of the Board and committees of the Board on which he or she held during the period for which he or she served. We encourage all directors to attend each annual meeting of shareholders, and all directors then in office attended the 2011 Annual Meeting.

Board Leadership.    The current Board leadership structure separates the role of Chairman and CEO, and these roles have been separate since May 2005. The Board and the N&CG Committee have determined that the current structure is appropriate at this time as it enables Ms. Lundgren to focus on the complexities and challenges of the role as our chief executive officer while enabling Mr. Carter to continue to provide leadership at the Board level and perform advisory and representational roles on public policy, environmental affairs and special projects. The Board periodically assesses its leadership structure in light of the Company’s needs and circumstances.

The Board also has a lead director, who is an independent director. Mr. Larsson has been the lead director since the position was created in November 2008. The lead director’s responsibilities include: facilitating effective communication between the Board and management; consulting with the Chairman and CEO; discussing annually with the Chairman and the CEO their performance, development and compensation; and presiding at meetings of the Board when the Chairman is not present, including executive sessions of the non-management and the independent Directors. The lead director generally attends all meetings of the Board’s committees.

Functions of Board Committees.    The principal functions of the Audit Committee are set forth in its charter, which may be found at www.schnitzersteel.com and include the following: oversee our accounting and financial reporting processes and the audits of our financial statements; appoint, approve the compensation of, and oversee the independent auditors; review and approve all audit and non-audit services performed by the independent auditors; review the scope and discuss the results of the audit with the independent auditors; review management’s assessment of the Company’s internal controls over financial reporting; oversee the Company’s compliance program; oversee the Company’s internal audit function; and review and approve, as appropriate, all transactions of the Company with related persons (see “Certain Transactions”). The Board has determined that each member of the Audit Committee meets all additional independence and financial literacy requirements for Audit Committee membership under the SEC and NASDAQ rules, and has also determined that each of Mr. Larsson and Ms. Johansen is an “audit committee financial expert” as defined in regulations adopted by the SEC.

The principal functions of the Compensation Committee are set forth in its charter, which may be found at www. schnitzersteel.com and include the following: oversee the administration of the Company’s executive and director compensation plans and equity-based plans; oversee and evaluate the performance of the Executive Chairman and the CEO and determine the Executive Chairman’s and the CEO’s compensation; administer and interpret executive compensation plans, the Company’s stock plans and all other equity-based plans from time to time adopted by the Company, including our 1993 Stock Incentive Plan (“SIP”); determine the compensation of the other executive officers; in consultation with the N&CG Committee, review and recommend to the Board for approval compensation for members of the Board, including compensation paid to committee members and committee chairs; and oversee the preparation of executive compensation disclosures included in the Company’s proxy statement in accordance with the SEC rules and regulations. For a description of the Committee’s activities regarding executive compensation, refer to the “Compensation Discussion and Analysis.” Each member of the Compensation Committee meets the independence standards under Rule 16612-3 of the Exchange Act and IRC 69 (m).

The principal functions of the N&CG Committee are set forth in its charter, which may be found at www. schnitzersteel.com and include the following: identify, select and recommend to the Board individuals proposed to be (i) nominated for election as directors by the shareholders or (ii) elected as directors by the Board to fill vacancies; working with the Chairman of the Board and the Lead Director, seek to ensure that the Board’s committee structure, committee assignments and committee chair assignments are appropriate and effective; develop and recommend to the Board for approval, and review from time to time, a set of corporate governance principles for the Company, which includes a process for the evaluation of the Board, its committees and management; develop and maintain director education opportunities; and monitor compliance with the corporate governance principles adopted by the Board.

Assessment of Director Qualifications.    The N&CG Committee uses a Board composition matrix to inventory the expertise, skills and experience of each director to ensure that the overall Board maintains a balance of knowledge and experience. The Committee carefully reviews all director candidates, including current directors, based on the current and anticipated composition of the Board, our current and anticipated strategy and operating requirements, and the long-term interests of shareholders. While the Board and the N&CG Committee do not have a formal policy on diversity, in conducting this review and assessment, the N&CG Committee strives to achieve diversity on the Board by considering education, experience, length of service on the Board and such other factors as it deems appropriate. The N&CG Committee and the Board define diversity broadly to include the background, professional experience, skills and viewpoints necessary to achieve a balance and mix of thought and perspectives. In addition, the N&CG Committee annually conducts a self-assessment of the Board, each Board committee and each director to evaluate, among other things, the Board’s diversity.

Director Nominations.    The N&CG Committee identifies potential director candidates through a variety of means, including recommendations from members of the N&CG Committee or the Board, suggestions from Company management, and shareholder recommendations. The N&CG Committee also may, in its discretion, engage director search firms to identify candidates. Shareholders may recommend director candidates for consideration by the N&CG Committee by submitting a written recommendation to the N&CG Committee, c/o Richard C. Josephson, Secretary, Schnitzer Steel Industries, Inc., P.O. Box 10047, Portland, Oregon 97296-0047. The recommendation should include the candidate’s name, age, qualifications (including principal occupation and employment history), and written consent to be named as a nominee in our proxy statement and to serve as a director, if elected. All recommendations for nomination received by the Secretary that satisfy our bylaw requirements relating to such director nominations will be presented to the N&CG Committee for its consideration. In assessing potential candidates, the N&CG Committee considers the composition of the Board as a whole and the character, background and professional experience of each potential candidate. In its evaluation of potential candidates, the N&CG Committee applies the criteria set forth in our Corporate Governance Guidelines and considers the following factors: qualification as an “independent director;” character, integrity and mature judgment; accomplishments and reputation in the business community; knowledge of our industry or other industries relevant to our business; specific skills, such as financial expertise, needed by the Board; inquisitive and objective perspective; commitment and ability to devote time and effort to Board responsibilities; and diversity of viewpoints and experience. In considering recommendations regarding the re-nomination of incumbent directors, the N&CG Committee also takes into account the performance of such persons as directors, including the number of meetings attended and the level and quality of participation, as well as the value of continuity and knowledge of the Company gained through Board service. The N&CG Committee meets to discuss and consider the qualifications of each potential new director candidate, whether recommended by shareholders or identified by other means, and determines by majority vote whether to recommend such candidate to the Board of Directors. The final decision to either elect a candidate to fill a vacancy between annual meetings or include a candidate on the slate of nominees proposed at an annual meeting is made by the Board of Directors. In considering the current directors, including the three director nominees proposed for election at the Annual Meeting, the N&CG Committee and the Board specifically considered the background, experiences and qualifications described in their biographies appearing under “Election of Directors” in this proxy statement.

The Board’s Role in Risk Oversight.    We have a comprehensive enterprise risk management process in which management is responsible for managing the Company’s risks and the Board and its committees provide oversight of these efforts. We have a Chief Risk Officer who reports to our CFO, is responsible for the risk management program and provides quarterly reviews to the Board. Risks are identified, assessed and managed on an ongoing basis and communicated to management during management meetings or otherwise as appropriate. Existing and potential material risks are addressed during periodic executive management meetings, resulting in both Board and Board committee discussion and public disclosure, as appropriate.

The Board is responsible for overseeing management in the execution of its risk management responsibilities and for assessing the Company’s approach to risk management. The Board administers this risk oversight function either through the full Board or through its standing committees. The full Board reviews enterprise-wide strategic risks and certain other risk areas on a regular basis. An overall review of risk is inherent in the Board’s consideration of our long-term strategies and in the transactions and other matters presented to the Board for approval, including capital expenditures and material acquisitions. The Audit Committee oversees financial risks (including risks associated with accounting, financial reporting, disclosure and internal controls over financial reporting), our compliance programs and legal risks. The Compensation Committee considers risks related to the attraction and retention of management talent and the design of the Company’s compensation programs and arrangements. The N&CG Committee considers risks related to corporate governance practices and leadership succession.

Assessment of Compensation Risk.    In fiscal 2010, Management and the Compensation Committee conducted an assessment of the risks associated with our compensation programs and determined that they do not create risks which are reasonably likely to have a material adverse impact on us. In conducting the evaluation the Committee, with the assistance of Pearl Meyer & Partners (“PM&P”), its compensation consultant, reviewed our executive compensation structure and noted numerous ways in which risk is effectively managed or mitigated, including: the balance of corporate and business unit weighting in incentive plans, the balanced mix between short-term and long-term incentives, caps on incentives, use of multiple performance measures, discretion on individual awards, a portfolio of long-term incentives, use of stock ownership guidelines and the existence of an anti-hedging policy. In addition, the Committee analyzed the overall enterprise risks and how compensation programs impacted individual behavior that could exacerbate these enterprise risks.

Additionally, we obtained advice from Towers Watson, the Company’s compensation consultant, in designing our incentive plans (executive and broad-based) to determine if any practices might encourage excessive risk taking on the part of senior executives. Several of the features of and practices related to our incentive plans (executive and broad-based) mitigate risk, including the use of multiple measures in our annual and long-term incentive plans, Committee discretion in payment of incentives in the executive plans, use of multiple types of long-term incentives, payment caps, significant stock ownership guidelines and our anti-hedging policy. In light of these analyses, the Committee believes that the architecture of our compensation programs (executive and broad-based) provide multiple, effective safeguards to protect against undue risk.

Anti-Hedging Policy.    Our stock trading policy, applicable to our directors and employees, prohibits engaging in any short sale of our stock, establishing or using a margin account with a broker-dealer for the purpose of buying or selling our stock or using it as collateral therefor, or buying or selling puts, calls, prepaid variable forward contracts, equity swaps, collars, exchange funds or other instruments or derivatives designed to hedge the value of our stock.

Communication with Directors.    Shareholders desiring to communicate directly with the Board of Directors, or with any individual director, may do so in writing addressed to the intended recipient or recipients c/o Richard C. Josephson, Secretary, Schnitzer Steel Industries, Inc., P.O. Box 10047, Portland, Oregon 97296-0047. All such communications will be reviewed and forwarded to the designated recipient or recipients in a timely manner.

Director Compensation

The following table sets forth certain information concerning compensation paid to directors other than Ms. Lundgren during the fiscal year ended August 31, 2011 (unless otherwise noted in the footnotes to the table).

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
David J. Anderson	70,000	120,000	—	—	190,000
Robert S. Ball	75,000	120,000	—	—	195,000
John D. Carter(5)	804,385	824,969	96,578	64,364	1,790,296
Jill Schnitzer Edelson(6)	35,000	—	—	—	35,000
William A. Furman	70,000	120,000	—	—	190,000
Wayland R. Hicks	70,000	120,000	—	—	190,000
Judith A. Johansen	80,000	120,000	—	—	200,000
William D. Larsson	115,000	120,000	—	—	235,000
Scott Lewis	70,000	120,000	—	—	190,000
Kenneth M. Novack	70,000	120,000	—	—	190,000
Jean S. Reynolds	70,000	120,000	—	—	190,000
Ralph R. Shaw(6)	35,000	—	—	—	35,000

(1)	Includes amounts deferred at the election of a director under the Deferred Compensation Plan for Non-Employee Directors, which is described below. For Mr. Carter, represents base salary paid pursuant to his employment agreement as the Chairman of the Board (as described below) and $100,000 discretionary bonus awarded by the Compensation Committee in respect of his fiscal 2011 performance.

(2)	Represents the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Classification (“ASC”) Topic 718, excluding the effect of estimated forfeitures. These amounts reflect the grant date fair value and may not correspond to the actual value that will be recognized by the directors. Stock awards for all above-listed directors other than Mr. Carter consist of DSUs valued using the closing market price of the Company’s Class A common stock on the NASDAQ Global Select Market on the grant date. On January 19, 2011, the date of the Company’s 2011 Annual Meeting, each director then in office other than Mr. Carter and Ms. Lundgren was automatically granted DSUs for 1,939.864 shares. The grant date fair value of this DSU grant to each director was $120,000 for $61.86 per share which was equal to the closing market price of the Company’s Class A common stock on the grant date. These DSUs vest on January 24, 2012 (the day before the 2012 annual meeting), subject to continued Board service. The DSUs become fully vested on the earlier death or disability of a director or a change in control of the Company (as defined in the DSU award agreement). After the DSUs have become vested, directors will be credited with additional whole or fractional shares to reflect dividends that would have been paid on the stock subject to the DSUs. The Company will issue Class A common stock to a director pursuant to vested DSUs in a lump sum in January of the year following the year the director ceases to be a director of the Company, subject to the right of the director to elect an installment payment program under the Company’s Deferred Compensation Plan for Non-Employee Directors.

The stock award for Mr. Carter consisted of restricted stock units (“RSUs”) valued using the closing market price of the Company’s Class A common stock on the NASDAQ Global Select Market on the grant date. At August 31, 2011 each non-employee director held unvested DSUs for 1,939.864 shares, and non-employee directors held outstanding options to purchase the following number of shares of Class A common stock: 9,000 each by Messrs. Ball, Furman, and Lewis; 900 by Ms. Reynolds and 30,250 by Mr. Novack.

(3)	Represents changes in the actuarial present value of accumulated benefits under the Company’s Pension Retirement Plan and the Company’s Supplemental Executive Retirement Bonus Plan. At August 31, 2011, the actuarial present value of Mr. Carter’s accumulated benefits under these plans was $290,364.

(4)	Includes Company matching contributions of $9,800 to Mr. Carter’s account under the 401(k) Plan, $21,000 in premiums paid for medical plans, $3,564 in premiums paid for life, disability and other insurance, and a $30,000 automobile allowance.

(5)	On October 17, 2011, Mr. Carter was granted RSUs for 21,072 shares in accordance with his employment agreement and as compensation for services in fiscal 2011. The grant date fair value of this RSU grant was $824,969, or $39.15 per share, which was equal to the closing market price of the Company’s Class A common stock on the grant date. These RSUs vest on the earlier of October 17, 2013 or any termination of Mr. Carter’s employment other than termination by the Company for cause. At August 31, 2011, Mr. Carter held additional unvested RSUs which were granted during his prior participation in our long-term incentive program for a total of 10,180 shares which will vest in 2012 and 2013 or upon his earlier termination of employment, and Mr. Carter held outstanding vested stock options to purchase 22,020 shares at $34.46 per share and 92,000 shares at $25.11 per share which expire in 2015 or one year after termination of his employment, if earlier. On June 1, 2011, Mr. Carter acquired 9,194 shares with a value of $529,299 on vesting of previously granted RSUs.

(6)	Ms. Edelson and Mr. Shaw ceased to be directors of the Company on January 19, 2011.

The annual fee for non-employee directors is $70,000 ($105,000 for Mr. Larsson as Lead Director). We do not pay fees for attendance at Board and committee meetings. The annual cash retainer for the Chairs of the Audit and Compensation Committees is $10,000 and for the Chair of the N&CG Committee is $5,000.

In 2004, directors began participating in the Company’s SIP, and in 2004 and 2005 non-employee directors received stock option grants. Since August 2006, non-employee directors have been awarded DSUs instead of stock options. One DSU gives the director the right to receive one share of Class A common stock at a future date (as described in footnote 2 above). At each annual meeting of shareholders, each non-employee director receives DSUs for a number of shares equal to $120,000 divided by the closing market price of the Class A common stock on the grant date.

Non-employee directors may elect to defer all or part of their compensation under the Deferred Compensation Plan for Non-Employee Directors, which was adopted by the Board in 2006. Directors’ cash fees are credited to a cash account or a stock account, as selected by the director. Payments from the cash account are paid in cash, and payments from the stock account are paid in Class A common stock. The cash account is credited with quarterly interest equal to the average interest rate paid by us under our senior revolving credit agreement (or if there are no borrowings in a quarter, at the prime rate) plus two percent. The stock account is credited with additional whole or partial shares reflecting dividends that would have been paid on the shares. Deferred amounts are paid in a single payment or in equal annual installment payments for up to 15 years commencing in January following the date the director ceases to be a director. DSUs are credited to the directors’ stock accounts under the plan when the DSUs become vested, and the awards are administered under the plan. A director may elect to receive stock under a DSU in equal annual installment payments for up to 15 years commencing in January following the date the director ceases to be a director.

Mr. Carter served as the Company’s CEO until December 2008, when he was succeeded in that position by our current CEO, Ms. Lundgren. At that time, Mr. Carter entered into an amended and restated employment agreement with the Company to serve as our Chairman of the Board. In his role as the Chairman of the Board, Mr. Carter provides leadership at the Board level and performs important advisory and representational roles on public policy, environmental affairs and special projects. Mr. Carter’s employment agreement was further amended and restated in June 2011 and governs the terms and conditions of his employment as the Chairman through December 1, 2014. At any time during the term of his employment agreement, Mr. Carter may request a reduction in his duties and time commitment to the Company and, if the Board agrees to such request, Mr. Carter’s base salary will be proportionally reduced by a mutually agreed upon amount that appropriately reflects his reduced duties and time commitment. As amended, Mr. Carter’s employment agreement provides for (i) reduction of his annual base salary from $720,000 to $650,000 effective as of June 1, 2011, subject to annual review and increase, but not decrease, by the Committee and (ii) an RSU award following the end of each Company fiscal year having an aggregate grant date fair value of not less than $750,000 and, unless the Compensation Committee determines otherwise, not more than $900,000, with the actual award to be determined by the Compensation Committee in its discretion. The RSUs will vest on the earlier of two years from the grant date or any termination of Mr. Carter’s services under his employment agreement other than termination for cause. As a result of the amendment and restatement, Mr. Carter did not participate in the Company’s annual performance bonus program for fiscal 2011 and his change in control severance agreement dated October 29, 2008 was terminated.

Under the terms of Mr. Carter’s employment agreement, if his employment had terminated on August 31, 2011, he would have been entitled to continuation of life, accident and health insurance benefits for 24 months at an aggregate cost of $53,325, he would have become vested in RSUs for 10,180 shares with a value of $463,597 and, unless such termination had been by the Company for cause, he would have become vested in additional RSUs for 16,469 shares with a value of $750,000. In addition, if the termination had been by the Company without cause or by Mr. Carter for good reason, Mr. Carter would have been entitled to a cash severance benefit equal to three times the sum of his base salary and the minimum annual RSU grant value under his employment agreement, or a total of $4,200,000.

We have entered into indemnity agreements with each director pursuant to which we agree to indemnify such director in connection with any claims or proceedings involving the director by reason of serving as a director of the Company, as provided in the agreement.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This compensation discussion and analysis describes the material elements of the compensation awarded to, earned by, or paid to the officers identified in the Summary Compensation Table (who are considered to be our “named executive officers” during the last fiscal year), including the objectives of our compensation policies and programs and how performance metrics are selected and evaluated. This compensation discussion and analysis also describes the role of the Compensation Committee of the Board (the “Committee”), our compensation philosophy and our process for establishing executive compensation.

Compensation Philosophy

The principal objective of our executive compensation program is to ensure that we attract, retain and motivate qualified executive officers to perform in the long-term best interests of the Company and its shareholders. Our executive compensation program is designed to drive our business strategy and create shareholder value by paying for performance consistent with an acceptable risk profile. More specifically, the underpinning of our compensation philosophy is to:

•	Promote creation of shareholder value;

•	Attract and retain qualified high performing executive officers;

•	Be competitive in the market for talent; and

•	Motivate high levels of performance.

Our executive compensation program emphasizes delivering compensation at a competitive market level which will allow us to reward superior performance with appropriately superior compensation, and allow executive officers who demonstrate consistent performance over a multi-year period to earn compensation above the executive’s annual target when we achieve above-targeted long-term performance and, conversely, to provide less than the annual target compensation when performance does not meet expectations. Our executive compensation program is designed to have sufficient flexibility to facilitate the achievement of the goals for each of our business units, but to do so within the overall objectives for performance of the Company as a whole. Individual executive compensation may be above or below the annual target level based on the individual’s performance, contribution to the organization, experience and expertise, unique skills and other relevant factors.

The Executive Compensation Process

Role of the Compensation Committee.    The Committee is responsible for:

•	Developing and making recommendations to the Board with respect to our compensation policies and programs;

•

Determining the levels of all compensation to be paid to our Chief Executive Officer and other executive officers (including annual base salary and incentive compensation, equity incentives and benefit plans); and

•	Granting stock options, performance shares, restricted stock units (“RSUs”), and other awards under and administering our 1993 Stock Incentive Plan (“SIP”).

The Committee cannot delegate this authority. The Committee regularly reports its activities to the Board.

The Committee is comprised of three directors, each of whom has been determined by the Board to be independent under our Corporate Governance Guidelines and applicable SEC and NASDAQ rules. Currently, the members of the Committee are Judith A. Johansen, Chair, William A. Furman and Wayland R. Hicks. The Committee operates pursuant to a written charter (available on the Company’s website at http://www.schnitzersteel.com/documents/compensation_committee_charter_jan_10.pdf) which is reviewed by the Committee on an annual basis and approved by the Board. The Committee meets at least quarterly and more frequently as circumstances require.

Use of Compensation Consultants.    The Committee has authority to retain compensation consultants to assist it in the evaluation of executive officer and employee compensation and benefit programs. The Committee directly retained PM&P as its compensation consultant for fiscal 2011. In fiscal 2011, PM&P performed, among others, the following services for the Committee:

•	Attended Committee meetings in person or by telephone;

•	Reviewed peer group for executive compensation benchmarking;

•

Prepared materials and discussed executive compensation trends with the Committee, and reviewed materials supplied to the Committee by management and Towers Watson, the Company’s compensation consultant;

•	Reviewed our equity grant practices;

•

Reviewed, prepared an analysis of and discussed with Towers Watson the proposed base salary, and annual incentive and long-term incentive awards for the CEO and the proposed annual and long-term incentive awards for the other named executive officers against the competitive market;

•	Reviewed and provided comments on the proposed amendments to the Chairman of the Board’s and the CEO’s employment agreements;

•	Reviewed management’s recommendations for fiscal 2010 annual incentive plan payouts and fiscal 2011 annual and long-term incentive programs and provided comments for the Committee’s consideration;

•	Reviewed and provided comments on the Compensation Discussion and Analysis in the proxy statement for the 2011 annual meeting of shareholders; and

•	Provided market information on pay levels, practices and plan design for selected executive positions.

PM&P did not perform any additional services for the Company in fiscal 2011.

We retain Towers Watson as the Company’s separate compensation consultant to advise management. During fiscal 2011, Towers Watson assisted management with the following matters:

•	Provided information on competitive compensation levels for the CEO and her direct reports;

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Reviewed our long-term incentive plan design and grant guidelines, evaluated our aggregate share use and economic dilution compared to market practice and reviewed proposed equity grants for eligible participants;

•	Created executive tally sheets for the October 2010 and April and July 2011 Committee meetings;

•	Reviewed and provided input on our officer stock ownership policy; and

•	Provided information and input to the Committee on the amended and restated employment agreement of the Chairman of the Board.

The Committee’s consultant and management provide information and data to the Committee from their surveys, proprietary data bases and other sources, which the Committee utilizes along with information provided by management and obtained from other sources. In making its decisions, the Committee reviews information provided to it with its consultant and also draws on expertise and information from within the Company, including from the human resources, legal and finance groups. The Committee considers executive and director compensation matters at its quarterly meetings and at special meetings as needed based on our annual compensation schedule. In making its compensation decisions, the Committee reviews tally sheets that summarize all components of compensation and benefits payable to each named executive officer, including realized compensation and benefits and potential compensation and benefits that might be realized under various scenarios.

CEO’s Role in the Compensation-Setting Process.    The CEO, with the assistance of Towers Watson, makes recommendations to the Committee regarding compensation for the other executive officers. The CEO also establishes the subjective personal goals for the executive officers under the AICP. The CEO participates in Committee meetings at the Committee’s request to provide background information regarding our strategic objectives and to evaluate the performance of and compensation recommendations for the other executive officers. The Committee utilizes the information provided by the CEO along with input from its compensation consultant and the knowledge and experience of the Committee members in making compensation decisions. The Chair of the Committee, with input from the Chairman, recommends the CEO’s compensation to the Committee in executive session, not attended by the CEO. For fiscal 2011 the Committee approved the recommendations of the Committee Chair for the CEO’s compensation based on the analysis of the Committee’s independent compensation consultant, following discussion of that recommendation among the Committee members.

Annual Evaluation.    The Committee annually evaluates the performance of the executive officers with the input of the CEO and, in executive session, evaluates the performance of the CEO and determines the annual incentive bonuses for all of the executive officers for the prior fiscal year. The Committee also approves the executive officers’ performance objectives for the current fiscal year, reviews and, if appropriate, adjusts their base salaries and annual incentive plan targets, and considers and approves Long Term Incentive Plan (“LTIP”) grants.

Performance Objectives.    The Committee approved performance objectives for fiscal 2011 based, in part, on an active dialogue with the CEO and the Chairman regarding strategic objectives and performance targets. The Committee evaluates the appropriateness of the financial measures used in incentive plans and the degree of difficulty in achieving specific performance targets.

Competitive Market Overview.    While the Committee does not believe that it is appropriate to establish compensation levels based solely on benchmarking, it believes that information regarding pay practices at peer companies is useful in two respects. First, the Committee recognizes that our compensation practices must be competitive in the marketplace, and reviewing market pay practices provides a framework for assessing competitiveness. Second, marketplace information is one of the many factors that the Committee considers in assessing the reasonableness of compensation. Although the Committee considers compensation levels for executive officers of other companies, it does not mechanically apply the data but rather engages in a rigorous quantitative and qualitative review and weighing of the competitive information with other Company and individual performance factors, such as our specific business strategy, financial situation, and performance, in making its compensation determinations.

Because we operate three distinct but related businesses, we have no direct market peers. Accordingly, determining market comparisons requires review of companies in the metals recycling, auto parts and steel manufacturing businesses, as well as broader industrial and financial markets from which we attract executive talent. In addition, we seek specialized and top caliber executive officers from the broad national and international business executive pools. Proxy data from relevant companies, as well as input from both the Company’s and the Committee’s compensation consultants, are utilized. The analysis does not focus solely on a specific peer group but includes companies from the broader national and international business sector. While total compensation is periodically compared to the competitive market, in setting compensation for the named executive officers other than the CEO the Committee generally does not target a specific level (such as median) but rather reviews competitive information to determine the general level of reasonableness.

For fiscal 2011, the Committee reviewed data and analysis provided by both Towers Watson and PM&P. Towers Watson provided information from its 2010 general industry compensation database for companies with revenues between $1 billion and $6 billion. PM&P provided data on CEO compensation from the following companies: AK Steel Holding Corp., Allegheny Technologies Inc., Carpenter Technology Corp., Commercial Metals, LKQ Corp., Nucor Corp., Reliance Steel & Aluminum Co., Sims Metal Management Ltd., Steel Dynamics Inc., and Worthington Industries. This was the peer group utilized by PM&P in fiscal 2010 with the exception of Gerdau Ameristeel, which ceased to be an independent public company during fiscal 2011, and Century Aluminum Co. and Olympic Steel, Inc., which were the smallest companies in the peer group and no longer considered appropriate comparisons to us. Because we have no direct market peers for the reasons discussed above, companies were selected from among our direct competitors and other similar companies in each of our business segments in forming the peer groups.

Elements of Compensation

Our executive compensation program consists of the following:

•	Base Salary

•	Annual Incentive Programs (variable)

•	Long Term Incentive Program (variable)

›	Stock Options

›	Restricted Stock Units

›	Performance Shares

•	Executive Benefits

›	Retirement Benefits

›	Change in Control Agreements

›	Indemnity Agreements

›	Other Benefits

Purpose of Each Component.    The portion of total compensation delivered in the form of base salary and benefits is intended to provide a competitive foundation and fixed rate of pay for the work being performed and associated level of responsibility commensurate with each executive’s position and role with and contributions to the Company. Base salary is used to establish target payouts under the annual incentive programs. A substantial portion of the compensation opportunity beyond base salary is at risk and must be earned based upon achievement of annual and long-term performance goals, which represent performance expectations of the Board and management. The annual incentive programs are designed to drive the achievement of annual goals such as operating goals, financial goals and individual performance goals and take into account business segment performance, Company performance and individual performance. In setting compensation, the Committee focuses on total compensation opportunity for the executive and not on a specific percentage of total compensation for any particular element. In making compensation decisions, the Committee reviews tally sheets prepared by the Company’s compensation consultant which calculate each executive officer’s total compensation opportunity.

The LTIP, which is established under the SIP and presently provides for grants of stock options, RSUs and performance shares, is designed to encourage executive officers to focus on long-term shareholder value creation. Stock options and RSUs are used to reward absolute share price appreciation over the long-term, while the performance shares are used to incent executive officers to achieve long-term financial goals. The proportion of compensation designed to be delivered in base salary versus variable pay depends on the executive officer’s position and the opportunity for that position to influence performance outcomes, and the relative levels of compensation are based on differences in the levels and scope of responsibilities of the executive officers. Generally, the more senior the level of the executive officer, the greater the amount of pay opportunity that is variable.

The relationship between fixed and variable pay in our compensation program is illustrated by the following charts, which show the relative portions of base salary, target bonus and grant date fair value of LTIP equity awards that together comprised the fiscal 2011 target total direct compensation of our CEO and our other named executive officers:

Details of Each Component of Compensation

Base Salary.    Base salaries paid to executive officers are intended to attract and retain highly talented individuals. The Committee reviews executive officer’s base salaries on an annual basis, and base salary adjustments generally become effective in the spring of each year. Base salaries for executive officers are set on the basis of their individual performance and relevant business skills, as well as competitive information as to similar positions in other relevant companies, taking into consideration relative size, geographic location, scope of duties and sustained contributions to our success.

In April 2011, effective May 1, 2011, the Committee increased Ms. Lundgren’s base salary to $1,000,000, which was an 11.1% increase and placed her base salary at the 75th percentile of the PM&P peer group data and slightly below the 75th percentile of the Towers Watson general industry compensation data, which was the level the Committee deemed appropriate in light of a number of factors the Committee considered. In setting her base salary, the Committee considered the recommendations of the Chairman and the Committee’s independent compensation consultant, information regarding the compensation levels in the companies in the PM&P peer group, market survey data from Towers Watson, her role and responsibilities as CEO and the Company’s financial and operating performance in fiscal 2010 and the first two quarters of fiscal 2011.

In its April 2011 salary review, the Committee also increased the base salaries of the named executive officers other than Ms. Lundgren as follows: Donald W. Hamaker, $630,000, a 3.7% increase; Richard D. Peach, $570,000, a 5.4% increase; Richard C. Josephson, $515,000, a 3.3% increase; and Thomas D. Klauer, $470,000, a 3.7% increase. The increases reflected the named executive officers’ continued strong performance, were designed to maintain the base salaries at the levels deemed appropriate by the Committee.

Annual Incentive Programs.    The Committee approves annual performance-based compensation under Ms. Lundgren’s employment agreement and, for the other named executive officers, under the Annual Incentive Compensation Plan (“AICP”). A target bonus, expressed as a percentage of either base salary as of the end of the fiscal year or base salary and certain other regular compensation paid during the fiscal year, is established for each named executive officer. Ms. Lundgren’s fiscal 2011 target bonus percentage was established in her amended employment agreement effective December 1, 2008 (see Employment Agreements). For other executive officers, the Committee annually reviews the target bonus percentages and approves any adjustments, which generally take effect immediately and apply on a pro-rated basis to bonuses payable for the current fiscal year.

Annual Performance Bonus Program for Ms. Lundgren.    The employment agreement between the Company and Ms. Lundgren provides for an annual bonus program consisting of two parts: a bonus based on achievement of Company financial performance targets and a bonus based on achievement of management objectives. The total target bonus opportunity under both components each is 100% of her base salary as of the fiscal year end, with half of the total target bonus allocated to each part.

For the Company financial performance part of Ms. Lundgren’s bonus program in fiscal 2011, the Committee utilized two objective performance targets relating to the Company. Half of this part of the bonus was based on our “Adjusted EPS” for fiscal 2011, defined as our reported diluted earnings per share for fiscal 2011 before extraordinary items and the cumulative effects of changes in accounting principles, adjusted to eliminate the impact of five items — costs relating to government investigations into the Company’s past payment practices in Asia (“Investigation Expenses”); charges in fiscal 2011 for the impairment of goodwill or other intangible assets (“Impairments”); expense or income relating to the derivative accounting treatment of the natural gas contract for our Steel Manufacturing Business (“SMB”) (“Derivative Accounting”); any profits or losses of discontinued operations and any gains or losses from the disposition of a business or a material amount of assets (“Discontinued Ops”); changes in environmental liabilities recorded in fiscal 2011 in connection with the Portland Harbor Superfund Site (the “Site”) investigation and remediation costs and natural resource damage claims and the fees, costs and expenses incurred in connection with the Site (net of any insurance or other reimbursements) (“Portland Harbor Items”). The other half of this part of the bonus was driven by our growth strategy and based on the return on capital employed (“ROCE”) of our Metals Recycling and Auto Parts Businesses for fiscal 2011, consisting of the sum of the adjusted operating income (“AOI”) of our Metals Recycling Business (“MRB”) and the AOI of our Auto Parts Business (“APB”) for fiscal 2011 divided by the sum of the Average Capital Employed (“ACE”) of MRB and the ACE of APB for fiscal 2011. AOI for each business segment for fiscal 2011 was defined as the business’ segment operating income for fiscal 2011, adjusted to eliminate the impact of Investigation Expenses, Impairments, Discontinued Ops and Portland Harbor Items, and then reduced by our overall effective tax rate for fiscal 2011. ACE for each business segment for fiscal 2011 was generally defined as the average during the year of the business’ assets less its liabilities other than debt and excluding intercompany payables and receivables. Unlike the AICP, the Committee does not retain discretion to adjust Adjusted EPS or ROCE for any items other than Investigation Expenses, Impairments, Derivative Accounting, Discontinued Ops and Portland Harbor Items.

As provided by Ms. Lundgren’s employment agreement, the maximum bonus payout under this part of the program was 7x target. The Adjusted EPS performance goals were $3.21 per share for a .5x payout, $3.77 per share for a 1x target payout, $4.62 per share for a 2x payout, $5.08 per share for a 3x payout, and $7.44 per share for a 7x payout. We consider ROCE performance goals to be confidential financial information, the disclosure of which would result in competitive harm to us because it would reveal information about our growth profile and the anticipated effects of acquisitions, none of which is otherwise made public. The Adjusted EPS and ROCE target goals were set based on our budget and outlook for fiscal 2011 and were set at levels that the Committee considered challenging but achievable based on conditions at the time, including the divisional fiscal 2011 budgets, most recent forecasts and expected impacts of growth initiatives, capital projects and operational improvements undertaken in fiscal 2010 and planned for fiscal 2011, and the cyclical nature of our business. In fact, while the economic recovery remained weak, through continuous improvement initiatives, the benefits of our technology investments and ability to sell to either export or domestic markets and the early effects of our acquisitions in fiscal 2011, we reported EPS for fiscal 2011 of $4.23 per share and Adjusted EPS of $4.26 per share after adjustments to eliminate the impacts in fiscal 2011 of Investigation Expenses, Derivative Accounting, Discontinued Ops and Portland Harbor items. Ms. Lundgren was paid a bonus under this part of the program in the amount of $930,000, representing an overall 1.86x payout, which was the average of the 1.58x payout resulting from achievement of the Adjusted EPS metric and the 2.13x payout resulting from achievement of the ROCE metric.

The second part of Ms. Lundgren’s annual bonus program is based on the achievement of management objectives established by the Committee each year. As provided by her employment agreement, the maximum bonus payout for this part of the program was 3x target. The Committee established three management objectives for fiscal 2011, with one-third of the target bonus for this part of the program based on each objective. As in prior years, improvements in our workplace safety was a management objective, reflecting our ongoing focus in this area. The remaining two objectives focused on improving margins and growing volumes.

The first management objective was based on OSHA safety metrics (reductions from fiscal 2010 in Total Incident Rate, Lost Time Rate and Recordable Injuries), with performance goals for each metric of a 5% reduction for a 0.5x payout, a 10% reduction for a 1x payout and a 20% reduction for a 3x payout. The Company’s performance in fiscal 2011 with respect to the safety metrics resulted in an average 0.02x payout factor for this objective.

The second management objective was based on our pre-tax operating margins (consolidated operating income adjusted to exclude Investigation Expenses, Derivative Accounting, Impairments, Discontinued Ops and Portland Harbor Items, divided by consolidated revenues) with performance goals of a 5.1% operating margin for a 0.5x payout, a 5.9% operating margin for a 1x payout, a 7.3% operating margin for a 2x payout and a 8.0% operating margin for a 3x payout. The actual adjusted operating margin of 5.41% for fiscal 2011 resulted in a 0.69x payout factor for this objective.

The third management objective focused on volume growth, measured by increases from fiscal 2010 levels in ferrous sales volumes of 7%, 14%, 17% and 20% for a 0.5x payout, a 1x payment, a 2x payout and 3x payout, respectively, in nonferrous sales volumes of 5%, 10%, 12% and 14% for a 0.5x payout, a 1x payout, a 2x payout and a 3x payout, respectively, and in cars purchased of 2.5%, 5%, 7.5% and 10% for a 0.5x payout, a 1x payout, a 2x payout and a 3x payout, respectively. Ferrous sales volumes were weighted 50% for this component, nonferrous sales volumes were weighted 25% for this component and cars purchased was weighted 25% for this component. The actual increases of 25.9% for ferrous volume, 18.3% for nonferrous volume and 7.6% for cars purchased resulted in a 2.76x payout factor for this objective.

The payout multiple for this part of the bonus program was 1.18x, which resulted in a bonus of $590,000 for Ms. Lundgren under this portion of the program. Accordingly, Ms. Lundgren was paid a total bonus of $1,520,000 in November 2011. This amount is listed in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”

AICP for Other Executive Officers.    The AICP is a program established for our executive officers other than the CEO which recognizes overall Company performance, divisional performance relevant to the applicable executive officer and achievement by the executive officer of annual individual performance goals. In October 2010 the Committee established metrics and goals under the AICP for fiscal 2011 for our executive officers other than Ms. Lundgren. Target bonuses based on a percentage of actual base salary paid during the fiscal year were established for each executive officer, with Mr. Hamaker’s target bonus percentage continued from the prior year at 80%. In April 2011, the Committee approved increases in the target bonus percentages for Mr. Peach from 75% to 80% and from 50% to 65% for Messrs. Josephson and Klauer effective in May 2011 to reflect the compensation levels deemed appropriate by the Committee. The resulting weighted average target bonus percentages for fiscal 2011 were 80% for Mr. Hamaker, 76.7% for Mr. Peach, and 55% for Messrs. Josephson and Klauer. Differences in target bonus percentages among the named executive officers reflect their varying levels of responsibility, expertise, experiences, development within roles and positions within the industry.

For fiscal 2011, the Committee established a series of performance targets based on economic profit (net operating profit after taxes at an assumed 36% effective rate minus divisional capital charge, which varies based on the maturity of the division’s business) for each of our business segments (weighted at 50%), our EPS (weighted at 25%) and the achievement of individual goals (focused on management objectives, organizational initiatives or operational and financial improvements, among others) (weighted at 25%), corresponding to award payouts of .5x at threshold, 1x at target and 2x at stretch. Payouts below the threshold level and additional payouts above the stretch level were at the discretion of the Committee, taking into account the recommendation of management and guided by results using a linear calculation. The Committee also had discretion to adjust fiscal year earnings and economic profit to appropriately reflect non-recurring or extraordinary items. Awards under the AICP are paid in cash following the end of the fiscal year. A participant generally must be employed by the Company on the payment date to receive an award payout, although adjusted awards will be paid if employment terminates earlier on account of death, disability, retirement or involuntary termination without cause.

For fiscal 2011, the EPS performance goals were $3.21 per share for a .5x payout threshold, $3.77 per share for a 1x target payout, and $4.62 per share for a 2x stretch payout, corresponding to the Adjusted EPS goals for Ms. Lundgren, with the expectation that the same adjustments to EPS provided for in her bonus program would be applied under the AICP. For Mr. Hamaker, the economic profit performance measure was based on the performance of MRB, for Mr. Klauer the economic profit performance measure was based on the performance of APB, and for Messrs. Peach and Josephson, the economic profit performance measure was based on the weighted average of the economic profit payout multiples of the three business segments, with the weighting based on relative revenues. We consider economic profit performance measures to be confidential financial information, the disclosure of which would result in competitive harm to us, as it would reveal to our competitors information about our growth profile, the internal capital charge allocations, the effects of planned and anticipated acquisitions, and other divisional-specific data, none of which is otherwise made public. The levels of operating income assumed for each business segment in developing the threshold, target and stretch levels for EPS as disclosed above were the same levels of operating income assumed in developing the economic profit goals for each business at the same levels, so the level of difficulty in achieving the respective economic profit goals for each business was generally consistent with the level of difficulty of achieving the EPS goals. In addition, the economic profit metrics were set at levels that the Committee considered challenging but achievable based on conditions at the time, including the divisional fiscal 2011 budgets, most recent forecasts and expected impacts of growth initiatives, capital projects and operational improvements undertaken in fiscal 2010 and planned for fiscal 2011, and the cyclical nature of our business, with the expectation that the probability of achieving the threshold performance level was 90%, the target performance level was 60% and the stretch performance level was 30%.

Individual goals for Mr. Hamaker and Mr. Klauer included management objectives similar to the objectives in Ms. Lundgren’s bonus program but based on results for their respective business segment. Mr. Hamaker had goals focused on Company-wide safety improvement (weighted at 25%) and on operating margins (weighted at 20%), and volume growth (weighted at 20%) of his business segment. The goals for improvements in OSHA safety metrics and volume growth were the same as Ms. Lundgren’s Company-wide goals. The operating margin target goal was 6.4% for Mr. Hamaker for MRB. Mr. Hamaker also had a subjective goal based on achievement of certain management objectives weighted at 35%, the level of attainment of which was not objectively measurable. Mr. Klauer had goals focused on safety improvement, operating margins and car purchase volumes of his business segment, which were weighted equally. The goals for divisional improvements in OSHA safety metrics and volume growth were the same as Ms. Lundgren’s Company-wide goals. The operating margin target goal was 21.0% for Mr. Klauer for APB. Individual goals for Mr. Peach and Mr. Josephson were subjective goals based on completion of individual projects focused on management objectives, organizational initiatives and operational improvements, the level of attainment of which was not objectively measurable.

The Company achieved EPS of $4.26 per share in fiscal 2011 after giving effect to adjustments approved by the Committee (which were the same adjustments applied in determining Adjusted EPS under Ms. Lundgren’s bonus program). This EPS level resulted in a 1.58x multiple under the EPS portion of the AICP (weighted at 25%).

Calculated multiples under the economic profit portion of the fiscal 2011 AICP (weighted at 50%) were 0.67x for MRB, 1.86x for APB, and 0.59x for SMB, with the multiple for corporate-level executives based on the weighted average of those three multiples being 0.77x. Mr. Hamaker’s individual goals payout multiple was 0.85x, which was the weighted average of his payout multiples of 0.02x for safety improvements, 0.46x for operating margin, 2.0x for volume improvements and 1.0x for his subjective goal. Mr. Klauer’s individual goals payout multiple was 0.92x, which was the average of his payout multiples of 0.0x for safety improvements, 0.78x for operating margin and 2.0x for volume improvements. Mr. Peach and Mr. Josephson each achieved his subjective individual goals. On the recommendation of the CEO, the Compensation Committee exercised discretion and established the following overall multiples for each business segment: MRB — 1.00; APB — 1.74; SMB — .90; and Corporate — 1.04. The level set for MRB reflected MRB’s strong fiscal 2011 operating performance and adjusted for the impact on the divisional capital charge of higher than budgeted working capital levels as a result of higher market prices and acquisitions closing later in the fiscal year than budgeted. The level set for SMB reflected the level of individual goal achievement. The aggregate AICP payout multiples were 1.0x for Mr. Hamaker, 1.04x for Mr. Peach and Mr. Josephson and 1.74x for Mr. Klauer. See the “Bonus” and “Non-Equity Incentive Plan Compensation” columns in the “Summary Compensation Table.”

Long Term Incentive Program.    All of the executive officers participate in the LTIP. Since 2005, our LTIP has consisted of two components: stock options or RSUs (time-vested awards) and performance shares. Annual LTIP award values are split equally between the two components, with the number of RSUs and the target number of performance shares calculated based on the closing market price of our common stock on the determination date, and the number of stock options calculated based on the Black-Scholes value of the options on the determination date. Our practice is to determine annual LTIP award levels in the fourth fiscal quarter of each year and make the awards under the option or RSU component at that time, with the awards under the performance share component delayed until the first quarter of the next fiscal year after performance goals for the ensuing three-year performance cycle have been determined. LTIP awards are made pursuant to our Policy on Employee Equity Awards, which was adopted by the Board in April 2007 and sets forth the process for granting equity awards. LTIP awards to executive officers are generally made based on grant guidelines expressed as a percentage of salary. Grant guidelines for executive officers other than the CEO are developed each year based on a review of (a) prior year grant guidelines, (b) market-based LTIP grant levels, as assessed by both the Committee’s and management’s consultants, and (c) CEO recommendations, taking into account performance and internal pay equity considerations, including the relative scope of the business responsibilities of each officer, the markets in which their business segment operates, and their individual performance. Grant guidelines for the CEO are developed each year by the Committee based on a review of prior year grant guidelines, market-based LTIP grant levels and an exercise of its discretion, taking into account executive performance. The aggregate grants are also reviewed by the Company’s and the Committee’s consultants in terms of impact on annual dilution to shareholders.

The LTIP award level approved in the fourth quarter of fiscal 2011 for Ms. Lundgren was 300% of base salary, which was the same percentage of salary as in fiscal 2010. The grant levels for the other named executive officers as a percentage of base salary were 87% for Mr. Hamaker, 100% for Mr. Peach, 78% for Mr. Josephson and 100% for Mr. Klauer, which placed the officers at the levels deemed by the Committee to be appropriate and reflect their respective performance, expertise, experience, development within roles and responsibilities. In designing the long-term incentive program the Committee sought to make awards within a broad range on either side of the market median to individualize the award to the level of responsibility and performance of the recipient. The grant date fair values of LTIP awards made to each of our named executive officers is disclosed in the “Stock Awards” column of the Summary Compensation Table.

Stock Options and RSUs.    Until fiscal 2006, the stock option program was our principal long-term incentive plan for executive officers. The objectives of stock options and RSUs are to align executive and shareholder long-term interests by creating a strong and direct link between executive compensation and shareholder return and to create incentives for executive officers to remain with the Company for the long term. Awarded options have an exercise price equal to the market price of our common stock on the grant date, vest over five years, and typically have a term of 10 years. Awarded RSUs generally vest over five years. Since fiscal 2007, we have granted RSUs instead of stock options to executive officers and other key employees to increase the equity ownership of senior management and provide a time-based retention incentive that the Committee believes is preferred by officers and better meets its compensation and retention objectives. The awards were made pursuant to our standard form of restricted stock unit award agreement. See “All Other Stock Awards: Number of Shares of Stock or Units” in the “Grants of Plan — Based Awards in Fiscal 2011” table.

Performance Shares.    Beginning in fiscal 2006, we broadened our equity compensation program to include performance-based long-term incentive awards payable in our common stock. These performance share awards are designed to focus executive officers on the achievement of long-term objective performance goals established by the Committee and vest only to the extent those performance goals are met. Since fiscal 2006, the Committee has made annual awards of performance shares covering ensuing three-year performance periods.

For the awards granted in fiscal 2011, the Committee established performance targets based on our annual EPS for the fiscal years 2011-2013 (weighted at 50%) and the annual ROCE percentage for the same three fiscal years (weighted at 50%), corresponding to payout multiples of .5x at threshold, 1x at target and 2x at maximum of the weighted portions of the target awards. For executive officers in the MRB and APB business segments, ROCE is based on the combined ROCE of those two business segments; for executive officers in the SMB business segment, on the ROCE for that business segment; and for corporate-level executive officers, on the weighted average ROCE payout multiple for the three business segments. The Committee established the specific EPS and ROCE performance targets based on a variety of factors, including our budget for fiscal 2011, market outlook and historical performance. The awards provide that EPS and ROCE for each fiscal year will be adjusted to eliminate the impacts of Investigation Expenses, Impairments, Derivative Accounting, Discontinued Ops and Portland Harbor Items incurred in the year. The EPS performance goals under these awards for fiscal 2011 were $3.21 per share at the .5x payout level, $3.77 per share at the 1x target payout level, and $4.62 per share at the 2x payout level, which were the same EPS goals established for fiscal 2011 under our annual incentive plans. We consider the EPS targets for each of the remaining two years of the performance period and the divisional ROCE percentage targets for all years of the performance periods to be confidential financial information, the disclosure of which would result in competitive harm to us because they would reveal information about the growth profiles of us and each of our business segments, the effects of anticipated capital expenditures and corporate acquisitions, and other divisional-specific data, none of which is otherwise made public. Disclosure of this information would also impair the Company’s ability to make acquisitions because it would place us at a competitive disadvantage by providing competitors sensitive information about our pricing and expansion strategy. These metrics were set at levels that the Committee considered challenging but achievable based on conditions at the time and our historical performance, with the expectation that the probability of achieving the threshold performance level was 90%, the target level was 60% and the maximum level was 30% over the three-year performance period. The Committee established the EPS and ROCE goals based on our growth strategy, expected returns on capital expenditures and other uses of capital, and budgeted and forecasted performance at the time the goals were set. A participant generally must be employed by us on the October 31 following the end of the performance period to receive an award payout, although adjusted awards, prorated based on the period of employment during the performance period, will be paid if employment terminates earlier on account of death, disability, retirement, termination without cause after the first year of the performance period, or a sale of the Company. Awards will be paid in Class A common stock as soon as practicable after the October 31 following the end of the performance period. See the “Stock Awards” column in the “Summary Compensation Table” and “Estimated Future Payouts Under Equity Incentive Plan Awards” column in the “Grants of Plan-Based Awards in Fiscal 2011” table.

The three-year performance period for the performance share awards made in fiscal 2009 ended on August 31, 2011. These awards used average EPS growth and average Company ROCE as metrics, in each case adjusted to eliminate the impact of Investigation Expenses and Impairments. The average EPS growth goals were 6% for a .5x payout, 8% for a 1x target payout, and 10% for a 2x payout, with the fiscal 2008 base for purposes of calculating EPS growth in fiscal 2009 set at $4.81 (which was less than actual fiscal 2008 adjusted EPS of $8.68 but a 10% increase over the adjusted EPS achieved in fiscal 2007) because the fiscal 2008 adjusted EPS was considered extraordinary and growth from that level was not considered attainable based on the Company’s budget and expectations for fiscal 2009. The average ROCE performance goals were 10% for a .5x payout, 12% for a 1x target payout, and 14% for a 2x payout. Our average EPS growth for fiscal years 2009, 2010 and 2011 was 95%, resulting in a 2x payout under the EPS metric, and our average ROCE for fiscal years 2009, 2010 and 2011 was 5.2%, which was below the payout threshold and therefore resulted in no payout under the ROCE metric. Averaging the EPS and ROCE payouts resulted in a combined performance share payout for this performance period of 1x target.

Except in the case of certain qualified terminations, participants were required to remain in our employ until October 31, 2011 to receive their performance share payouts. Each named executive officer was employed by us on October 31, 2011, and the number of shares issued to each named executive officer under these awards is shown in the “Outstanding Equity Awards at Fiscal 2011 Year-End” table.

CEO Supplemental Equity Award.    Our compensation program in fiscal 2011 also included a supplemental award to Ms. Lundgren of RSUs for 17,717 shares valued at $1 million granted in June 2011 which will vest based on continued employment through, or certain other qualifying events before, June 30, 2013. The Committee approved this award on the recommendation of the Chairman of the Board in connection with the amendments to Ms. Lundgren’s employment agreement discussed in the “Employment Agreements” section of this Compensation Discussion and Analysis and, in lieu of an increase in her target bonus percentage for fiscal 2011, to achieve the Committee’s goal of placing her target total direct compensation (salary, target bonus and grant date value of equity awards) for fiscal 2011 at approximately the 75th percentile of the PM&P peer group. The Committee received information and advice from PM&P and Towers Watson regarding the award. See “Stock Awards” column in the “Summary Compensation Table” and the “Grants of Plan-Based Awards in Fiscal 2011” table.

Executive Benefits.    Our executive benefits are intended, along with base salary, to provide a competitive fixed pay foundation for the work being performed by the executive. Named executive officers are eligible to participate in benefit plans available to non-executive employees and to receive additional benefits as described below as part of the compensation package we believe is necessary to attract and retain the desired level of executive talent.

Retirement Plans.    We maintain 401(k) plans and a Pension Retirement Plan (the “Pension Plan”) for our employees, including named executive officers. The Pension Plan was “frozen” as of June 30, 2006, and no additional benefits will be accrued for participants after that date.

We also maintain a Supplemental Executive Retirement Bonus Plan (“SERBP”) for certain executive officers, including Ms. Lundgren. See “Pension Benefits at Fiscal 2011 Year End” for descriptions of the Pension Plan and the SERBP and information regarding benefits payable to the named executive officers under the Pension Retirement Plan and the SERBP.

Change in Control Agreements.    To ensure that we offer competitive compensation to our executive officers, and to attract and retain top executive talent, we offer severance benefits under change in control agreements as part of our executive compensation packages. The purpose of these agreements is to ensure that we will have the continued attention and dedication of our senior executives during a potential change of control. The Committee believes these agreements are in the best interest of shareholders by providing certainty as to what executives would receive in a change of control, enabling them to remain focused on the business during a period of uncertainty. In October 2008, the Committee approved an amended change in control agreement with Ms. Lundgren. In April 2008, the Committee approved change in control severance agreements for the other named executive officers. The specific terms of the change in control agreements and the potential benefits payable under the agreements are discussed under “Compensation of Executive Officers — Potential Payments

Upon Termination or Change in Control” below. At the times the agreements currently in effect were approved, the Committee received advice from PM&P, and the Company received advice from Towers Watson, that the terms were competitive and consistent with market practices.

Indemnity Agreements.    We have entered into indemnity agreements with each named executive officer pursuant to which we agree to indemnify such officer in connection with claims or proceedings involving the officer (by reason of serving as a director or officer of the Company or its subsidiaries), as provided in the agreement.

Other Benefits.    Executive officers receive a monthly automobile allowance and use of a Company-provided credit card for fuel purchases. Both amounts are taxable to the executive as compensation income. Certain executive officers (including each named executive officer) also participate in a supplemental executive medical benefits plan which provides full coverage of certain medical and dental expenses (including deductibles and co-payments) not covered by our basic medical and dental plans.

Employment Agreements

We entered into an employment agreement with Ms. Lundgren in connection with her initial employment. In October 2008, we entered into an amended and restated employment agreement with Ms. Lundgren, which became effective on December 1, 2008 in connection with her becoming President and CEO, and which superseded the prior agreement. That agreement was further amended in June 2011.

Ms. Lundgren’s employment agreement governs the terms and conditions of her employment as CEO through December 1, 2013, provided that on December 1, 2011, and on each December 1 thereafter, the employment agreement automatically extends for an additional one-year period unless we or Ms. Lundgren elects not to extend the term. Ms. Lundgren’s employment agreement provides for (i) an annual base salary of $1,000,000, subject to annual review and increase, but not decrease, by the Committee (see the discussion under “Base Salary”), (ii) a one-time signing bonus of $900,000 to defray costs associated with Ms. Lundgren arranging housing in Portland and associated expenses, subject to repayment for termination by Ms. Lundgren without good reason, provided that any such repayment is subject to reduction for each of the initial 36 months during which she remains employed by us, and (iii) an annual cash bonus as described under “Annual Performance Bonus Program for Ms. Lundgren.” Under the June 2011 amendment, (i) Ms. Lundgren’s annual base salary was increased from $900,000 to $1,000,000 effective May 1, 2011 and (ii) her target bonus under the annual bonus program was increased from 100% to 150% of year-end base salary and the maximum bonus payment under the financial performance portion of the annual bonus program was reduced from 7x target to 3x target, resulting in a decrease in her overall maximum annual bonus from 5x target to 3x target, effective with the Company’s 2012 fiscal year commencing September 1, 2011 to better align the bonus structure with current market practice.

In the event that Ms. Lundgren’s employment is terminated by us without cause, including our decision not to extend the term of the employment agreement, or by Ms. Lundgren for good reason and not under circumstances that would give rise to severance payments to Ms. Lundgren under her change in control agreement, Ms. Lundgren would be entitled to receive severance and other benefits as described under “Potential Payments Upon Termination or Change in Control.” These benefits were negotiated as part of her original employment agreement in 2005 and were continued under her amended employment agreement.

Officer Stock Ownership Policy

To promote the long term alignment of the interests of our officers and shareholders, we adopted the Officer Stock Ownership Policy in July 2008. The policy required each of our officers to accumulate ownership of Class A common stock by the later of October 31, 2010 or the fifth anniversary of the officer’s initial employment with a value equal to the following multiples of base salary: CEO: 5x; Executive Vice Presidents: 3x; Senior Vice Presidents: 2x; and Vice Presidents: 1x. To reduce the impact of stock price fluctuations on the officers’ ongoing obligation to achieve and maintain compliance with this policy, shares purchased in the open market are valued at cost, shares acquired under RSUs or LTIP performance share awards are valued at the market price on vesting, and shares acquired under stock options are valued at the market price at the time of exercise of the option, and these values remain constant. Until compliance with the policy is achieved, officers were required to retain at least 50% of the shares (net of shares withheld to cover taxes or sold to cover the option exercise price and taxes) received under RSUs, stock options and performance share awards. Ms. Lundgren and Messrs. Hamaker, Josephson and Klauer were required to achieve compliance with the policy by October 31, 2010, and Mr. Peach was required to achieve compliance by March 2012, because he joined the Company at a later date.

As a result of the impact of the global financial crisis on the U.S. stock market and the price of the Company’s Class A common stock, virtually all of our officers, including all of the named executive officers except Mr. Hamaker, would not have achieved compliance with the policy by the specified date. Because of these circumstances, in October 2010 we revised the policy to eliminate the compliance dates while continuing to provide that until officers achieve compliance they must retain a minimum of 50% of the shares (net of shares withheld to cover taxes or sold to cover the option exercise price and taxes) received under RSUs, stock options and performance share awards. The policy was also revised to require officers who have achieved compliance to thereafter maintain at least the minimum ownership level and retain 50% of the net shares which vest each year for at least three years. While only Mr. Hamaker has achieved the minimum ownership required, each of the named executive officers was otherwise in compliance with the policy as of August 31, 2011.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally limits to $1,000,000 per person the amount that we may deduct for compensation paid in any year to any of the named executive officers (other than the CFO, whose pay is excluded pursuant to Internal Revenue Service Notice 2007-49). The policy of the Committee is to structure executive compensation to maximize the deductibility of compensation where feasible consistent with our overall compensation objectives. The Committee has structured some of our compensation programs to qualify as performance-based compensation not subject to the $1,000,000 cap on deductibility. Other compensation programs may not qualify as performance-based compensation under Section 162(m) because they involve individual or non-objective performance measures or the Committee retains discretion in applying the performance criteria. Our LTIP performance share awards are intended to qualify as performance-based compensation not subject to the $1,000,000 cap on deductibility. Under IRS regulations, the $1,000,000 cap on deductibility will not apply to compensation received through the exercise of a nonqualified stock option that meets certain requirements, and it was our policy when granting options to meet the requirements of Section 162(m) so that the option exercise compensation is deductible by us. To address deductibility of bonus compensation under Section 162(m), the Board adopted, and in 2010 the shareholders re-approved and amended, the Executive Annual Bonus Plan pursuant to which bonus compensation may qualify as performance-based compensation not subject to the $1,000,000 cap on deductibility. The AICP bonuses paid to Messrs. Hamaker, Peach, Klauer and Josephson and the salaries and compensation received on vesting of RSUs for all named executive officers did not qualify as performance-based compensation under Section 162(m), with the result that a portion of the compensation paid to Ms. Lundgren and Messrs. Hamaker and Klauer for fiscal 2011 will not be deductible by us. Section 162(m) did not limit deductibility of compensation paid to any other named executive officer for fiscal 2011.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has:

•	Reviewed and discussed the above section titled “Compensation Discussion and Analysis” with management; and

•	Based on the review and discussion above, recommended to the Board that the “Compensation Discussion and Analysis” section be included in this proxy statement.

COMPENSATION COMMITTEE

Judith A. Johansen, Chair

William A. Furman

Wayland R. Hicks

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth certain information concerning compensation of the named executive officers during the fiscal years ended August 31, 2009, 2010 and 2011.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Tamara L. Lundgren	2011	930,769	300,000	4,190,614	1,520,000	86,973	34,241	7,062,597
President and Chief Executive Officer	2010	830,769	300,000	3,842,136	1,638,000	90,820	35,118	6,736,843
	2009	775,769	225,000	1,550,702	1,200,000	31,335	41,811	3,824,617

Richard D. Peach	2011	549,750	—	623,086	438,353	—	38,794	1,649,983
Senior Vice President and Chief Financial Officer	2010	519,846	—	479,792	528,075	—	39,531	1,567,244
	2009	460,000	200,000	274,545	34,500	—	39,868	1,008,913

Donald W. Hamaker	2011	614,562	28,640	588,050	463,010	6,826	47,283	1,748,371
Senior Vice President and President, Metals Recycling Business	2010	595,446	—	834,965	589,492	2,664	46,900	2,069,467
	2009	590,000	350,000	368,190	134,718	2,249	54,758	1,499,915

Richard C. Josephson	2011	503,591	—	394,089	288,054	3,023	45,471	1,234,228
Senior Vice President, General Counsel and Secretary	2010	488,468	—	320,593	320,557	1,311	46,107	1,177,036
	2009	484,000	175,000	219,696	51,498	1,262	55,149	986,605

Thomas D. Klauer	2011	457,723	—	516,691	438,041	—	38,311	1,450,766
Senior Vice President and President, Auto Parts Business	2010	436,446	—	378,506	447,356	—	39,325	1,301,633

(1)	Amounts for Ms. Lundgren represent the portion of the $900,000 sign on bonus received under her amended employment agreement that vested in each fiscal year. Amounts for other named executive officers represent discretionary bonuses, including additional bonus paid to Mr. Hamaker for fiscal 2011 in excess of amount calculated based on performance goals. See “Compensation Discussion and Analysis — Annual Incentive Programs.”

(2)	Represents the aggregate grant date fair value of stock awards granted during each of the years presented computed in accordance with FASB ASC Topic 718 utilizing the assumptions discussed in Note 16 to our financial statements for the fiscal year ended August 31, 2011, excluding the effect of estimated forfeitures. These amounts reflect the grant date fair value and may not correspond to the actual value that will be recognized by the named executive officers. Stock awards consist of RSUs and LTIP performance shares, in each case valued using the closing market price of the Company’s Class A common stock on the NASDAQ Global Select Market on the grant date. For LTIP performance shares, the grant date fair value is calculated based on the target number of shares which, as of the grant date, was the estimated number of shares to be issued. If the maximum number of shares issuable under LTIP performance share awards had been used in this calculation in lieu of the target number of shares, the amounts in the table for fiscal 2011 would have been $5,881,313 for Ms. Lundgren, $961,178 for Mr. Peach, $901,114 for Mr. Hamaker, $588,194 for Mr. Josephson and $798,424 for Mr. Klauer.

(3)	Non-Equity Incentive Plan Compensation in fiscal 2011 consists of amounts paid under the AICP or annual bonus program under Ms. Lundgren’s employment agreement based on the achievement of performance goals. See “Compensation Discussion and Analysis — Annual Incentive Programs.”

(4)	Represents changes in the actuarial present value of accumulated benefits under the Pension Retirement Plan and the SERBP.

(5)	Includes for fiscal 2011 Company contributions of $9,800 to the account of each named executive officer under the 401(k) Plan (including matching contributions, annual contributions and transition contributions relating to the frozen Pension Plan). Includes for fiscal 2011 premiums paid for medical plans in the following amounts: Ms. Lundgren, $9,047; Mr. Peach, $15,146; Mr. Hamaker, $24,319; Mr. Josephson, $20,896; and Mr. Klauer, $12,441. Includes for fiscal 2011 premiums paid for life, disability and other insurance in the following amounts: Ms. Lundgren, $5,540; Mr. Peach, $3,564; Mr. Hamaker, $3,564; Mr. Josephson, $3,491; and Mr. Klauer, $3,377. Includes for fiscal 2011 automobile allowance and fuel purchase fringe benefits in the following amounts: Ms. Lundgren, $9,854; Mr. Peach, $10,284; Mr. Hamaker, $9,600; Mr. Josephson, $11,284; and Mr. Klauer, $12,693.

Grants of Plan-Based Awards in Fiscal 2011

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Tamara L. Lundgren	6/29/2011	6/29/2011							17,717	999,947
	7/26/2011	7/26/2011							28,179	1,499,968
	12/3/2010	10/26/2010				14,220	28,439	56,878		1,690,699
			—	1,000,000	5,000,000
Richard D. Peach	7/26/2011	7/26/2011							5,354	284,993
	12/3/2010	10/26/2010				2,844	5,687	11,374		338,092
			158,060	421,493	842,987
Donald W. Hamaker	7/26/2011	7/26/2011							5,166	274,986
	12/3/2010	10/26/2010				2,633	5,266	10,532		313,064
			185,167	491,649	983,299
Richard C. Josephson	7/26/2011	7/26/2011							3,757	199,985
	12/3/2010	10/26/2010				1,633	3,265	6,530		194,104
			103,866	276,975	553,950
Thomas D. Klauer	7/26/2011	7/26/2011							4,414	234,957
	12/3/2010	10/26/2010				2,370	4,739	9,478		281,734
			95,035	251,748	503,495

(1)	All amounts reported in these columns represent the potential bonuses payable for performance in fiscal 2011 under the Company’s AICP or annual bonus program under Ms. Lundgren’s employment agreement. The Committee annually approves target bonus levels as a percentage of either base salary as of the end of the fiscal year (for Ms. Lundgren) or base salary actually paid during the fiscal year (for other officers). The total target bonus percentages for the named executive officers were as follows: Ms. Lundgren, 100%; Mr. Peach, 76.67%; Mr. Hamaker, 80%; Mr. Josephson, 55%; and Mr. Klauer, 55%. For Messrs. Peach, Hamaker, Josephson and Klauer, the Committee retained discretion to pay bonuses below the stated threshold and above the stated maximum amounts. See “Compensation Discussion and Analysis — Annual Incentive Programs.” Actual bonus amounts paid for fiscal 2011 are included in the “Summary Compensation Table.”

(2)	Amounts reported in these columns represent LTIP performance shares granted in fiscal 2011 and are based on performance during fiscal years 2011-2013. See “Compensation Discussion and Analysis — Long Term Incentive Program.” The grants were approved by the Committee on October 26, 2010 (approval date) and communicated to participants on December 3, 2010 (grant date).

(3)	Represents RSUs granted under the Company’s SIP. RSUs generally vest ratably over five years, subject to continued employment. The RSUs granted to Ms. Lundgren on June 29, 2011 will vest fully on the second anniversary of the grant date, subject to continued employment. Vesting may be accelerated in certain circumstances, as described under “Potential Payments Upon Termination or Change in Control.”

(4)

Represents the aggregate grant date fair value of RSUs and LTIP performance share awards computed in accordance with FASB ASC Topic 718 utilizing the assumptions discussed in Note 16 to our financial statements for the fiscal year ended August 31, 2011, excluding the effect of estimated forfeitures. The grant date fair value of the RSUs is equal to the value of the underlying restricted shares based on the closing market price of the Company’s Class A common stock on the grant date. The grant date fair value of the LTIP performance share awards is based on the target number of shares issuable under the award multiplied by the closing market price of the Company’s Class A common stock on the grant date.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in Fiscal 2011

We entered into an employment agreement with Ms. Lundgren in connection with her initial employment. See “Compensation Discussion and Analysis-Employment Agreements” above for a description of the material terms of her employment agreement.

Outstanding Equity Awards at Fiscal 2011 Year End

The following table sets forth certain information concerning outstanding equity awards for each named executive officer as of August 31, 2011.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options - Exercisable (#)(1)	Number of Securities Underlying Unexercised Options - Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Tamara L. Lundgren	10,000	—	30.19	10/19/2015	—		—	—		—
	10,276	—	34.46	11/29/2015	—		—	—		—
	4,884	—	30.71	1/11/2016	—		—	—		—
	—	—	—	—	3,159	(3)	143,861	—		—
	—	—	—	—	4,868	(4)	221,689	—		—
	—	—	—	—	796	(4)	36,250	—		—
	—	—	—	—	13,948	(5)	635,192	—		—
	—	—	—	—	25,000	(6)	1,138,500	—		—
	—	—	—	—	22,752	(7)	1,036,126	—		—
	—	—	—	—	17,717	(8)	806,832	—		—
	—	—	—	—	28,179	(9)	1,283,272	—		—
	—	—	—	—	13,711	(10)	624,399	—		—
	—	—	—	—	28,747	(11)	1,309,138	15,497	(12)	705,733
	—	—	—	—	15,025	(13)	684,239	37,918	(14)	1,726,786

Richard D. Peach	—	—	—	—	292	(3)	13,298	—		—
	—	—	—	—	800	(4)	36,432	—		—
	—	—	—	—	2,673	(5)	121,728	—		—
	—	—	—	—	4,550	(7)	207,207	—		—
	—	—	—	—	5,354	(9)	243,821	—		—
	—	—	—	—	1,999	(10)	91,034	—		—
	—	—	—	—	5,509	(11)	250,880	2,970	(12)	135,254
	—	—	—	—	3,004	(13)	136,802	7,582	(14)	345,284

Donald W. Hamaker	2,936	—	34.46	11/29/2015	—		—	—		—
	—	—	—	—	1,071	(3)	48,773	—		—
	—	—	—	—	1,314	(4)	59,840	—		—
	—	—	—	—	3,429	(5)	156,157	—		—
	—	—	—	—	4,213	(7)	191,860	—		—
	—	—	—	—	5,166	(9)	235,260	—		—
	—	—	—	—	3,284	(10)	149,553	—		—
	—	—	—	—	7,418	(11)	337,816	3,809	(12)	173,462
	—	—	—	—	2,817	(13)	128,286	7,021	(14)	319,736

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options - Exercisable (#)(1)	Number of Securities Underlying Unexercised Options - Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Richard C. Josephson	10,127	—	30.71	1/11/2016	—		—	—		—
	—	—	—	—	584	(3)	26,595	—		—
	—	—	—	—	686	(4)	31,240	—		—
	—	—	—	—	2,110	(5)	96,089	—		—
	—	—	—	—	2,612	(7)	118,950	—		—
	—	—	—	—	3,757	(9)	171,094	—		—
	—	—	—	—	1,713	(10)	78,010	—		—
	—	—	—	—	4,348	(11)	198,008	2,344	(12)	106,746
	—	—	—	—	1,725	(13)	78,557	4,353	(14)	198,236

Thomas D. Klauer	2,936	—	34.46	11/29/2015	—		—	—		—
	6,046	—	34.73	7/25/2016	—		—	—		—
	—	—	—	—	389	(3)	17,715	—		—
	—	—	—	—	686	(4)	31,240	—		—
	—	—	—	—	1,956	(5)	89,076	—		—
	—	—	—	—	3,792	(7)	172,688	—		—
	—	—	—	—	4,414	(9)	201,014	—		—
	—	—	—	—	1,713	(10)	78,010	—		—
	—	—	—	—	4,232	(11)	192,725	2,173	(12)	98,958
	—	—	—	—	2,535	(13)	115,444	6,318	(14)	287,722

(1)	Options to purchase Class A common stock generally become exercisable for 20% of the shares on June 1 following the grant date and on June 1 of each of the next four years thereafter, becoming fully exercisable on the fifth June 1 following the grant date, subject to continued employment and accelerated vesting under certain conditions. RSUs generally become vested on the same schedule. All outstanding options are fully vested.

(2)	Market values of all shares are based on the closing price of the Class A common stock on the last trading day of fiscal 2011.

(3)	This RSU will be fully vested on June 1, 2012.

(4)	This RSU vests as to 50% of the shares on June 1 each year in 2012 and 2013.

(5)	This RSU vests as to 33.3% of the shares on June 1 each year in 2012, 2013 and 2014.

(6)	This RSU vests as to 100% of the shares on April 27, 2012.

(7)	This RSU vests as to 25% of the shares on June 1 each year in 2012, 2013, 2014 and 2015.

(8)	This RSU vests as to 100% of the shares on June 29, 2013.

(9)	This RSU vests as to 20% of the shares on June 1 each year in 2012, 2013, 2014, 2015 and 2016.

(10)	Reflects LTIP shares that were subject to performance over the performance period of fiscal 2009-2011. The number of shares issuable was based on performance during this period, and vesting of these shares was also subject to continued employment until October 31, 2011.

(11)

One-third of the target shares subject to LTIP performance share awards granted in fiscal 2010 were subject to performance during each of fiscal 2010 and fiscal 2011, with another one-third of the target shares subject to performance in fiscal 2012. The amount in the table for each named executive officer is the number of shares that are issuable under these awards based on performance during fiscal 2010 and fiscal 2011, with vesting of these shares subject to continued employment until October 31, 2012.

(12)	Reflects the portion of the LTIP performance share awards that were granted in fiscal 2010 that will vest subject to and based on performance during fiscal 2012. Share amounts are based on the number of shares that would be issued at the maximum level of performance.

(13)	One-third of the target shares subject to LTIP performance share awards granted in fiscal 2011 were subject to performance during fiscal 2011, with another one-third of the target shares subject to performance in each of fiscal 2012 and fiscal 2013. The amount in the table for each named executive officer is the number of shares that are issuable under these awards based on performance during fiscal 2011, with vesting of these shares subject to continued employment until October 31, 2013.

(14)	Reflects the portion of the LTIP performance share awards that were granted in fiscal 2011 that will vest subject to and based on performance during fiscal 2012 and fiscal 2013. Share amounts are based on the number of shares that would be issued at the maximum level of performance.

Option Exercises and Stock Vested in Fiscal 2011

The following table sets forth certain information concerning stock option exercises and vesting of stock for each named executive officer during the fiscal year ended August 31, 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Tamara L. Lundgren	—	—	37,382	2,066,157
Richard D. Peach	—	—	4,180	232,700
Donald W. Hamaker	—	—	10,852	595,613
Richard C. Josephson	—	—	6,111	335,920
Thomas D. Klauer	—	—	4,278	235,693

(1)	The value realized on vesting is based on the closing price of the Class A Common stock on the vesting date.

Pension Benefits at Fiscal 2011 Year End

The following table sets forth certain information concerning accrued pension benefits for each named executive officer as of August 31, 2011.

Name	Age	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Tamara L. Lundgren	54	Pension Retirement Plan	6	32,983	—
		Suppl. Exec. Retirement Bonus Plan	5.92	199,668	—
Richard D. Peach	47	Pension Retirement Plan	—	—	—
Donald W. Hamaker	59	Pension Retirement Plan	6	46,340	—
Richard C. Josephson	63	Pension Retirement Plan	6	25,005	—
Thomas D. Klauer	57	Pension Retirement Plan	—	—	—

(1)

The Pension Retirement Plan Present Value of Accumulated Benefit in the above table represents the actuarial present value as of August 31, 2011 of each named executive officer’s frozen pension benefit, assuming commencement of benefit payments at age 65. Benefit accruals under that plan ceased when the plan was frozen on June 30, 2006, but years of service are still relevant for purposes of satisfying the five-year vesting requirement. The SERBP Present Value of Accumulated Benefit in the table above represents the actuarial present value as of August 31, 2011 of Ms. Lundgren’s pension benefit calculated based on years of credited service and the maximum SERBP benefit level as of that date and assuming commencement of benefit payments at age 60. Actuarial present values were calculated using a discount rate of 4.97% with respect to the Pension Retirement Plan and 4.66% with respect to the SERBP, and the mortality table set forth in IRS Revenue Ruling 2007-67 for both plans, the same assumptions used in the pension benefit calculations reflected in the Company’s audited balance sheet for the year ended August 31, 2011. See “Compensation Discussion and Analysis — Elements of Compensation — Executive Benefits — Retirement Plans.”

Defined Benefit Retirement Plans

Pension Retirement Plan.    The Company’s Pension Plan is a defined benefit plan qualified under Section 401(a) of the Code. Persons who were non-union employees of the Company prior to May 15, 2006 are eligible to participate in the Pension Plan. Benefit accruals ceased on June 30, 2006. Generally, pension benefits become fully vested after five years of service and are paid in monthly installments beginning upon the later of retirement or age 65. Benefits accrued each year after August 31, 1986 and prior to June 30, 2006 in an amount equal to 2% of qualifying compensation earned in the applicable year. Qualifying compensation for executive officers included base salary, subject to a legal limit for the year. Retirement benefits are payable at any time after termination of employment, subject to actuarial reduction for early start of payment before age 65. A participant may choose payment from various actuarial equivalent life annuity options or a lump sum. Death benefits are payable to a beneficiary in a lump sum; a surviving spouse may elect payment as a life annuity.

Supplemental Executive Retirement Bonus Plan.    The SERBP was adopted to provide a competitive level of retirement income for key executive officers selected by the Board. SERBP benefits become fully vested after five years of continuous service. The SERBP establishes an annual target benefit for each participant based on continuous years of service. The target benefit is an annual amount paid for the life of the employee, which is the lesser of (i) the product of 2.6% and the average of the participant’s five consecutive calendar years of highest compensation (“Final Average Compensation”) multiplied by years of continuous service, but in no event more than 65% of Final Average Compensation, or (ii) the product of $260,017 (subject to annual adjustment) multiplied by a fraction, the numerator of which is the employee’s continuous years of service and the denominator of which is the greater of the number of continuous years of service or 25. Compensation includes all cash compensation from an employer that participates in the SERBP, including salary and adjusted bonus, without taking into account voluntary reductions. Adjusted bonus means the lesser of (i) the bonus amount paid or (ii) 25% of salary during the period for which the bonus was earned. The target benefit is reduced by 100% of primary social security benefits and the Company-paid portion of all benefits payable under the Company’s qualified retirement plans to determine the actual benefit payable under the SERBP. The actual benefit will be paid as a straight life annuity or in other actuarially equivalent forms chosen by the participant commencing on the later of retirement or age 60. A participant who retires before age 60 with at least 10 years of continuous service will receive an early retirement benefit commencing on the later of retirement or age 55 equal to the normal retirement benefit reduced by 4% for each year by which commencement of benefits precedes age 60. Ms. Lundgren is the only named executive officer who participates in the SERBP and she was not eligible for early retirement benefits at August 31, 2011.

Potential Payments Upon Termination or Change in Control.

Potential Payments Upon a Change in Control

The Company has entered into a change in control agreement with Ms. Lundgren which provides certain benefits if her employment is terminated by the Company without “cause” or by her for “good reason” during a six-month period preceding a “change in control” of the Company or within 24 months after a “change in control” of the Company. In this agreement, “change in control” is generally defined to include:

•	the acquisition by any person of 20 percent or more of the Company’s outstanding Class A common stock;

•	the nomination (and subsequent election) of a majority of the Company’s directors by persons other than the incumbent directors; or

•	the consummation of a sale of all or substantially all of the Company’s assets or an acquisition of the Company through a merger or share exchange.

“Cause” generally includes willful and continued failure to substantially perform assigned duties or willfully engaging in illegal conduct injurious to the Company, and “good reason” generally includes a change in position or responsibilities that does not represent a promotion, a decrease in compensation or a base office relocation.

The Company has also entered into change in control agreements with the other named executive officers which provide certain benefits if the officer’s employment is terminated by the Company without “cause” or by the officer for “good reason” within 18 months after a “change in control” of the Company. These agreements contain definitions of “change in control,” “cause” and “good reason” which are substantially identical to those contained in the change in control agreement for Ms. Lundgren.

The Company granted LTIP performance shares to the named executive officers in fiscal 2009, 2010 and 2011 pursuant to which shares of Class A common stock will be issued based on the Company’s performance during the applicable three-year performance periods relating to the awards. The award agreements relating to the LTIP performance shares provide for an accelerated payout of the performance shares upon a “Company sale,” which generally means a sale of the Company by means of a merger, share exchange or sale of substantially all of the assets of the Company. In addition, award agreements relating to all outstanding RSUs provide for accelerated vesting on a change in control of the Company (which has the same meaning as under the change in control agreements). An accelerated payout of LTIP performance shares and accelerated vesting of RSUs would occur even if the named executive officer’s employment was not terminated in connection with the Company sale or change in control.

The following table sets forth the estimated change in control benefits that would have been payable to each named executive officer if a change in control (including a Company sale) had occurred on August 31, 2011 and, except as noted, each officer’s employment had been terminated on that date either by the Company without “cause” or by the officer with “good reason.”

Name	Cash Severance Benefit ($)(1)	Insurance Continuation ($)(2)	Stock Option Extension ($)(3)	Restricted Stock Unit Acceleration ($)(4)	LTIP Performance Share Acceleration ($)(5)	Tax Gross-up Payment ($)(6)	Total ($)
Tamara L. Lundgren	7,358,000	43,657	—	5,301,722	4,640,800	—	17,344,179
Richard D. Peach	1,539,000	31,231	—	622,486	877,783	—	3,070,500
Donald W. Hamaker	1,701,000	45,091	34,792	691,890	1,041,773	—	3,514,546
Richard C. Josephson	1,274,625	39,244	106,030	443,968	610,600	—	2,474,467
Thomas D. Klauer	1,236,453	25,178	113,874	511,733	713,794	—	2,601,032

(1)	Cash Severance Benefit. The change in control agreements provide for cash severance equal to a multiple (three for Ms. Lundgren, and one and one-half for Messrs. Peach, Hamaker, Josephson and Klauer) times the sum of (a) the officer’s base salary plus (b) the greater of (1) the average of the officer’s last three annual bonuses, except that for Ms. Lundgren the amount taken into account for any such bonus shall not exceed three times the target bonus for such year, or (2) the most recently established target bonus. The change in control agreements also provide for a payment of all or a portion of the annual bonus for the year in which termination occurs. The table above does not include a bonus payment for fiscal 2011 because bonus payments for fiscal 2011 are included in the Summary Compensation Table and no additional amount would have been paid in fiscal 2011 if the officer had terminated employment as of August 31, 2011.

(2)	Insurance Continuation. If cash severance benefits are triggered, the change in control agreements also provide for continuation of Company paid life, accident and medical insurance benefits for up to 36 months following termination of employment for Ms. Lundgren and up to 18 months for Messrs. Peach, Hamaker, Josephson and Klauer, except to the extent similar benefits are provided by a subsequent employer. The amounts in the table above represent 36 or 18 months, as applicable, of life, accident and medical insurance benefit payments at the rates paid by the Company for each of these officers as of August 31, 2011.

(3)	Stock Option Extension. If cash severance benefits are triggered, all options held by Messrs. Hamaker, Josephson and Klauer will remain outstanding for their full term. Information regarding outstanding options held by the named executive officers is set forth in the “Outstanding Equity Awards” table. The amounts in the table above represent the increase in value of outstanding options resulting from the extension of the post-termination exercise period from 90 days to the full remaining term, with the option values for 90-day and full remaining terms calculated using the Black-Scholes option pricing model with assumptions consistent with those used for valuing our options under accounting for share-based compensation.

(4)	RSU Acceleration. All RSUs for all named executive officers will immediately vest on a change in control of the Company, whether or not the officer’s employment is terminated in connection with the change in control. Information regarding unvested RSUs held by the named executive officers is set forth in the Outstanding Equity Awards table. The amounts in the table above represent the number of shares subject to unvested RSUs multiplied by a stock price of $45.54 per share, which was the closing price of the Company’s Class A common stock on August 31, 2011, the last trading day of fiscal 2011.

(5)	LTIP Performance Share Acceleration. Under the terms of the LTIP performance share award agreements, upon a Company sale, a named executive officer would receive a payout in an amount equal to the greater of (a) 100% of the target share amount or (b) the payout calculated as if the performance period had ended on the last day of the Company’s most recently completed fiscal quarter prior to the date of the Company sale, taking into account provisions in the award agreements for calculating performance for a shorter performance period and a partial year. The accelerated payout would occur whether or not the officer’s employment was terminated in connection with the Company sale. The amounts in the table above represent the value of outstanding LTIP performance share awards that would vest and be paid out pursuant to the terms of the award agreements on a Company sale based on a stock price of $45.54 per share, which was the closing price of the Company’s Class A common stock on August 31, 2011, the last trading day of fiscal 2011.

(6)	Tax Gross-up Payment. If any payments to a named executive officer in connection with a change in control are subject to the 20% excise tax on “excess parachute payments” as defined in Section 280G of the Code, the Company is required under the change in control agreements to make a tax gross-up payment to the officer sufficient so that officer will receive benefits as if no excise tax were payable. However, for the named executive officers other than Ms. Lundgren there is a cut back provision that provides that if the “parachute value” is less than 110% of Safe Harbor amount (as such terms are defined in the change of control agreement), no additional payment is required and the amounts payable to the named executive officer will be reduced to 2.99 times such employee’s “base amount.”

Potential Payments Upon Involuntary Termination of Employment without Cause in Circumstances Not Involving a Change in Control

The following table sets forth the estimated benefits that would have been payable to the named executive officers under currently effective agreements if each officer’s employment had been terminated on August 31, 2011, either by the Company without “cause” or, with respect to certain benefits, by the officer for “good reason” in circumstances not involving a change in control.

Name	Cash Severance Benefit ($)(1)	Insurance Continuation ($)(2)	Restricted Stock Unit Acceleration ($)(3)	LTIP Performance Share Acceleration ($)(4)	Total ($)
Tamara L. Lundgren	6,000,000	29,105	5,301,722	2,126,809	13,457,636
Richard D. Peach	—	—	—	384,449	384,449
Donald W. Hamaker	—	—	—	500,485	500,485
Richard C. Josephson	—	—	—	288,314	288,314
Thomas D. Klauer	—	—	—	308,442	308,442

(1)	Cash Severance Benefit. Ms. Lundgren has entered into an employment agreement providing for, among other things, cash severance benefits if her employment is terminated by the Company without “cause” or by her for “good reason” in circumstances not involving a change in control. “Cause” and “good reason” generally have the same meaning as under the change in control agreements described above. The cash severance payment for Ms. Lundgren is equal to three times the sum of base salary plus target bonus as in effect at the time plus a pro rata portion of the incentive bonus that she would have received if she had remained employed for the fiscal year in which the termination occurs (based on the portion of the year worked). The table above does not include a pro rata portion of the target bonus for fiscal 2011 because bonus payments for fiscal 2011 are included in the Summary Compensation Table and no pro rata amounts would have been paid if Ms. Lundgren had terminated employment as of August 31, 2011. These amounts are payable within 30 days after termination. Under the AICP, if a named executive officer (other than Ms. Lundgren) were involuntarily terminated by the Company without cause (as determined by the Committee), the named executive officer would receive, at the time that bonuses under the program were determined and paid for other participants, a bonus based on the officer’s earnings for the portion of the year the participant was employed. For this purpose the officer would be deemed to have satisfied the officer’s individual goals. The table above does not include a small payment for fiscal 2011 because bonus payments for fiscal 2011 are included in the Summary Compensation Table and no additional amount would have been paid if the officer had terminated employment as of August 31, 2011.

(2)	Insurance Continuation. Ms. Lundgren’s employment agreement provides for continuation for up to 24 months of Company paid life, accident and health insurance benefits for Ms. Lundgren and Ms. Lundgren’s spouse and dependents, and the amount in the table represents 24 months of such insurance benefit payments at the rates paid by us for Ms. Lundgren as of August 31, 2011.

(3)	RSU Acceleration. If cash severance benefits are triggered, the employment agreement for Ms. Lundgren also provides that all RSUs will immediately vest. Information regarding unvested restricted stock units held by Ms. Lundgren is set forth in the Outstanding Equity Awards table. The amounts in the table above represent the number of shares subject to unvested RSUs multiplied by a stock price of $45.54 per share, which was the closing price of the Company’s Class A common stock on August 31, 2011, the last trading day of fiscal 2011.

(4)

LTIP Performance Shares Acceleration.    Under the terms of the LTIP performance share awards granted in fiscal 2009, 2010 and 2011, if a named executive officer’s employment is terminated by the Company without cause in circumstances not involving a Company sale after the end of the twelfth month of the applicable performance period and prior to the vesting date, the named executive officer would be entitled to receive a prorated award to be paid following completion of the performance period, taking into account the number of performance shares that would otherwise have been issued based on the actual performance during the entire performance period and the portion of the performance period the officer had worked. The officer is required to provide a release of claims in connection with such payout. For this purpose, “cause” generally means (a) the conviction of the officer of a felony involving theft or moral turpitude or relating to the business of the Company, (b) the officer’s continued failure to perform assigned duties, (c) fraud or dishonesty by the officer in connection with employment with the Company, (d) any incident materially compromising the officer’s reputation or ability to represent the Company with the public, (e) any willful misconduct that substantially impairs the Company’s business or reputation, or (f) any other willful misconduct by the officer that is clearly inconsistent with the officer’s position or responsibilities The amounts in the table above are calculated based on actual performance for completed portions of the applicable performance periods and assume performance at the 100% payout level (actual performance may be more or less) for the remaining portions of the performance periods, with the resulting number of performance shares then multiplied by a stock price of $45.54 per share, which was the closing price of the Company’s Class A common stock on August 31, 2011, the last trading day of fiscal 2011.

Potential Payments Upon Retirement, Disability or Death

The following table sets forth the estimated benefits that would have been payable to the named executive officers if each officer’s employment had been terminated on August 31, 2011 by reason of retirement, disability or death, excluding amounts payable under the Company’s 401(k) Plan, Pension Plan and SERBP.

Name	Stock Option Extension ($)(1)	Restricted Stock Unit Acceleration ($)(2)	LTIP Performance- Share Acceleration ($)(3)	Total ($)
Tamara L. Lundgren	73,798	5,301,722	2,476,055	7,851,575
Richard D. Peach	—	622,486	452,713	1,075,199
Donald W. Hamaker	10,159	691,890	582,730	1,284,779
Richard C. Josephson	26,837	443,968	335,311	806,116
Thomas D. Klauer	31,254	511,733	365,413	908,400

(1)	Stock Option Extension. The terms of outstanding options provide that on retirement (defined as normal retirement after reaching age 65, early retirement after reaching age 55 and completing 10 years of service or early retirement after completing 30 years of service), disability or death, the standard 90-day period for exercising options following termination of employment will be extended to 12 months, but not beyond each option’s original 10-year term. Mr. Klauer is the only named executive officer who was eligible for retirement at August 31, 2011. Information regarding outstanding options held by the named executive officers is set forth in the Outstanding Equity Awards table. The amounts in the table above represent the increase in value of outstanding options resulting from the extension of the post-termination exercise period from 90 days to 12 months, with the option values for 90-day and 12-month remaining terms calculated using the Black-Scholes option pricing model with assumptions consistent with those used for valuing our options under accounting for share-based compensation.

(2)	RSU Acceleration. The terms of the RSU awards provide for accelerated vesting on retirement (as defined under “Stock Option Extension” above with respect to option agreements), disability or death. Information regarding unvested RSUs held by the named executive officers is set forth in the Outstanding Equity Awards table above. The amounts in the table above represent the number of shares subject to unvested RSUs multiplied by a stock price of $45.54 per share, which was the closing price of the Company’s Class A common stock on August 31, 2011, the last trading day of fiscal 2011.

(3)

LTIP Performance Shares Acceleration.    Under the terms of the LTIP performance share awards, if a named executive officer’s employment is terminated due to death or disability prior to the vesting date, the officer (or his or her estate) would receive a payout in an amount equal to the payout calculated as if the performance period had ended on the last day of the Company’s most recently completed fiscal quarter prior to the date of employment termination, taking into account provisions in the award agreement for calculating performance for a shorter performance period and a partial year, and prorated for the portion of the performance period the officer had worked. If a named executive officer retires (as defined under “Stock Option Extension” above with respect to option agreements) prior to the vesting date, the named executive officer would be entitled to receive a prorated award to be paid following completion of the performance period, taking into account the number of performance shares that would otherwise have been issued based on the actual performance through the entire performance period and the portion of the performance period the officer had worked. The officer is required to provide a release of claims in connection with such payout. Amounts in the table are based on the payout formula applicable in the event of death or disability, and the value of outstanding performance share awards that would vest and be paid out pursuant to these terms is based on a stock price of $45.54 per share, which was the closing price of the Company’s Class A common stock on August 31, 2011, the last trading day of fiscal 2011. The amount payable with respect to performance share awards upon retirement is the same as the amount payable upon termination without cause as disclosed in the table under the heading “Potential Payments Upon Involuntary Termination of Employment without Cause” above.

COMPENSATION PLAN INFORMATION

The following table provides information as of August 31, 2011 regarding equity compensation plans approved and not approved by the Company’s shareholders.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights(2)	(b) Weighted average exercise price of outstanding options, warrants and rights(3)	(c) Number of securities remaining available for future issuance (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders(1)	1,257,999	$28.50	6,531,036
Equity compensation plans not approved by shareholders	—	—	—

Total	1,257,999	$28.50	6,531,036

(1)	Consists entirely of shares of Class A common stock authorized for issuance under the Company’s SIP.

(2)	Consists of 318,679 shares subject to outstanding options, 347,729 shares subject to outstanding RSUs, 136,887 shares subject to outstanding DSUs or credited to stock accounts under the Deferred Compensation Plan for Non-Employee Directors, and 454,704 shares representing the maximum number of shares that could be issued under outstanding LTIP performance share awards.

(3)	Represents the weighted average exercise price for options included in column (a).

PROPOSAL NO. 2 — NON-BINDING VOTE ON EXECUTIVE COMPENSATION

Advisory Resolution on Executive Compensation

In accordance with the requirements of Section 14A of the Securities and Exchange Act of 1934 (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, we are including in these proxy materials a separate resolution subject to shareholder vote to approve, in a non-binding, advisory vote, the compensation paid to our named executive officers as disclosed on pages 32 to 43. While the results of the vote are non-binding and advisory in nature, the Board of Directors intends to carefully consider the results of this vote.

The text of the resolution in respect of Proposal No. 2 is as follows:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion, is hereby APPROVED.

The Board of Directors recommends a vote FOR this resolution because it believes that the policies and practices described in the Compensation Discussion and Analysis are effective in achieving the Company’s goals of rewarding sustained financial and operating performance and leadership excellence, aligning the executives’ long-term interests with those of the shareholders and motivating the executives to remain with the Company for long and productive careers.

We urge shareholders to read the Compensation Discussion and Analysis beginning on page 18 of this proxy statement, as well as the Summary Compensation Table and related compensation tables and narrative, appearing on pages 32 through 43, which provide detailed information on the Company’s compensation policies and practices and the compensation of our named executive officers.

The Board of Directors recommends that shareholders vote “FOR” THE APPROVAL OF THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 3 — NON-BINDING VOTE ON THE FREQUENCY OF FUTURE SHAREHOLDER VOTES ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Act) and the related rules of the SEC, we are including in these proxy materials a separate resolution subject to shareholder vote to recommend, in a non-binding advisory vote, whether a non-binding shareholder vote to approve the compensation paid to our named executive officers (that is, votes similar to the non-binding vote in Proposal No. 2 on page 44) should occur every one, two or three years. While the results of the vote are non-binding and advisory in nature, the Board of Directors intends to carefully consider the results of the vote.

In considering their vote, shareholders may wish to review with care the information presented in connection with Proposal No. 2 on page 44, the information on the Company’s compensation policies and decisions regarding the named executive officers presented in Compensation Discussion and Analysis on pages 18 to 30, as well as the discussion regarding the Compensation Committee on pages 12 and 13.

The Board understands that there are different views as to what is an appropriate frequency for advisory votes on executive compensation and believes that a majority of our shareholders would prefer an ANNUAL vote.

The Board of Directors recommends that shareholders vote “ONE YEAR” WITH RESPECT TO HOW FREQUENTLY A SHAREHOLDER VOTE TO APPROVE IN A NON-BINDING VOTE, THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS SHOULD OCCUR.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee selected PricewaterhouseCoopers LLP (“PwC”) as our independent auditors to audit our financial statements and our internal control over financial reporting for the fiscal years ending August 31, 2010 and 2011, as well as for the fiscal year ending August 31, 2012. Aggregate fees of PwC for audit services related to the most recent two fiscal years, and other professional services for which they billed us during the most recent two fiscal years, were:

	2011	2010
Audit Fees(1)	$1,532,653	$1,567,640
Audit Related Fees(2)	295,225	141,045
Tax Fees(3)	—	30,000
All Other Fees	3,600	7,563

Total	$1,831,478	$1,746,248

(1)	Comprised of the audit of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements and the required audit of the Company’s internal control over financial reporting, as well as consents related to and reviews of other documents filed with the Securities and Exchange Commission.

(2)	Comprised of acquisition due diligence and consultations regarding internal controls and financial accounting and reporting.

(3)	Comprised of services for tax compliance, tax return preparation, tax advice and tax planning.

In fiscal 2011 and 2010, 100% of the audit fees, audit-related fees, tax fees and all other fees were approved by the Audit Committee.

A representative of PwC is expected to be present at the annual meeting and will have the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions.

Under the Sarbanes-Oxley Act of 2002, all audit and non-audit services performed by our independent accountants must be approved in advance by the Audit Committee to assure that such services do not impair the accountants’ independence from the Company. Accordingly, the Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy (the “Policy”) which sets forth the procedures and the conditions pursuant to which services to be performed by the independent accountants are to be pre-approved. Pursuant to the Policy, certain services described in detail in the Policy may be pre-approved on an annual basis together with pre-approved maximum fee levels for such services. The services eligible for annual pre-approval consist of services that would be included under the categories of Audit Fees, Audit-Related Fees and Tax Fees in the above table as well as services for accounting consultations. If not pre-approved on an annual basis, proposed services must otherwise be separately approved prior to being performed by the independent accountants. In addition, any services that receive annual pre-approval but exceed the pre-approved maximum fee level also will require separate approval by the Audit Committee prior to being performed. The Audit Committee may delegate authority to pre-approve audit and non-audit services to any member of the Audit Committee but may not delegate such authority to management.

AUDIT COMMITTEE REPORT

The Audit Committee has:

•	Reviewed and discussed the audited financial statements of the Company with management.

•

Discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200 T.

•

Received the written disclosures and the letter from the Company’s independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with the independent auditors the auditors’ independence.

•

Based on the review and discussions described above, recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended August 31, 2011 filed with the SEC.

AUDIT COMMITTEE

William D. Larsson, Chair

Robert S. Ball

Judith A. Johansen

SHAREHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

The Company’s Bylaws require shareholders to give the Company advance notice of any proposal or director nomination to be submitted at any meeting of shareholders and prescribe the information to be contained in any such notice. For any shareholder proposal or nomination to be considered at the 2013 Annual Meeting of Shareholders, the shareholder’s notice must be received at the Company’s principal executive office no earlier than the close of business on September 27, 2012 and no later than the close of business on October 29, 2012 and otherwise comply with the requirements of the Company’s Bylaws. In addition, any proposal by a shareholder of the Company to be considered for inclusion in proxy materials for the Company’s 2013 Annual Meeting of Shareholders must be received in proper form by the Company at its principal executive office no later than August 16, 2012.

DISCRETIONARY AUTHORITY

Although the Notice of Annual Meeting of Shareholders provides for transaction of any other business that properly comes before the meeting, the Board has no knowledge of any matters to be presented at the meeting other than the matters described in this Proxy Statement. The enclosed proxy, however, gives discretionary authority to the proxy holders to vote in accordance with their judgment if any other matters are presented.

GENERAL

The cost of preparing, printing and mailing this Proxy Statement and of the solicitation of proxies by us will be borne by us. Solicitation will be made by mail and, in addition, may be made by our directors, officers and employees personally or by telephone, email, facsimile or telegram. We will request brokers, custodians, nominees and other like parties to forward copies of proxy materials to beneficial owners of stock and will reimburse such parties for their reasonable and customary charges or expenses in this connection.

We will provide to any person whose proxy is solicited by this proxy statement, without charge, upon written request to our Corporate Secretary, a copy of our Annual Report on Form 10-K for the fiscal year ended August 31, 2011 or of our proxy statement. We also make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K.

IT IS IMPORTANT THAT PROXIES BE PROVIDED PROMPTLY. THEREFORE, SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE URGED TO SUBMIT A PROXY THROUGH THE INTERNET OR BY TELEPHONE OR TO EXECUTE AND RETURN THE ENCLOSED PROXY IN THE REPLY ENVELOPE PROVIDED IF THIS PROXY WAS RECEIVED BY MAIL.

By Order of the Board of Directors,

Richard C. Josephson

Secretary

December 14, 2011

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945	COMPANY #
Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
INTERNET – www.eproxy.com/schn
Use the Internet to vote your proxy until 12:00 p.m. (CT) on January 24, 2012.

PHONE – 1-800-560-1965
Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on January 24, 2012.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD. ò Please detach here ò

The Board of Directors Recommends a Vote FOR Proposals 1 and 2 and ONE YEAR for Proposal 3.

1.	Election of directors:	01 David J. Anderson 02 John D. Carter 03 Kenneth M. Novack		☐	Vote FOR all nominees (except as marked)		☐	Vote WITHHOLD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To vote on an advisory resolution on executive compensation;			☐ For ☐ Against				☐ Abstain

3.	To vote in an advisory vote on the frequency of future advisory votes on executive compensation.		☐ 1 Year	☐	2 Years	☐ 3 Years		☐ Abstain

The proxies may vote in their discretion as to other matters which may come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1 AND 2 AND FOR ONE YEAR ON PROPOSAL 3.

Address Change? Mark Box ☐ Indicate changes below:					Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

SCHNITZER STEEL INDUSTRIES, INC.

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, January 25, 2012

8:00 a.m.

Multnomah Athletic Club

1849 SW Salmon Street

Portland, Oregon 97205

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on January 25, 2012: The Notice and Proxy Statement, Form 10-K and Annual Brochure are avail able at www.ematerials.com/schn. For driving directions to the Annual Meeting, please see www.themac.com.

Schnitzer Steel Industries, Inc. P.O. Box 10047 Portland, Oregon 97296-0047	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting of Shareholders on January 25, 2012.

The shares of common stock of Schnitzer Steel Industries, Inc. that you hold will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” all nominees in Proposal 1, “FOR” Proposal 2 and “ONE YEAR” for Proposal 3.

By signing the proxy, you revoke all prior proxies and appoint Tamara L. Lundgren and Richard D. Peach, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.